EXHIBIT 10.18

SHORT FORM LEASE

Between

3 SYLVAN REALTY L.L.C.

as Landlord,

and

GERON CORPORATION

as Tenant

Building:

3 Sylvan Way

Parsippany, New Jersey

THIS LEASE is made on the 30th day of April, 2019 between 3 SYLVAN REALTY L.L.C., a New Jersey limited liability company, whose address is c/o Mack-Cali Realty Corporation, Harborside 3, 210 Hudson Street, Suite 400, Jersey City, New Jersey 07311 (who is referred to in this Lease as “Landlord”) and GERON CORPORATION, a Delaware corporation, whose address is 149 Commonwealth Drive, Menlo Park, CA 94025 (who is referred to in this Lease as “Tenant”). This Lease consists of the following Basic Lease Provisions and Definitions and the attached General Conditions and Exhibits.  The Basic Lease Provisions and Definitions are referred to in this Lease as the “Basic Lease Provisions.”

BASIC LEASE PROVISIONS

1.BASE PERIOD COSTS means the following:

a)	Base Operating Costs: Operating Costs incurred during the Calendar Year.
b)	Base Real Estate Taxes: Real Estate Taxes incurred during the Calendar Year.

2.BUILDING means 3 Sylvan Way, Parsippany, New Jersey.

3.CALENDAR YEAR means the calendar year 2019.

4.COMMENCEMENT DATE means the earlier of (i) the date Landlord shall substantially complete the Work in accordance with Exhibit C attached hereto and made part hereof, or (ii) the date Tenant, or any party acting by or through Tenant, shall occupy the Premises for the purpose of conducting Tenant’s business therein, subject to Article 20 of this Lease.

5.DEMISED PREMISES OR PREMISES mean and are agreed and deemed to be 9,815 gross rentable square feet on the second (2nd) floor as shown on Exhibit A to this Lease, which includes an allocable share of the Common Facilities.

6.EXPIRATION DATE means 11:59 p.m. on the last day of the month in which the day before the eleven (11) year anniversary of the Commencement Date occurs.

7.FIXED BASIC RENT means the following:

Months	Annual Rate	Monthly Installments	Annual Per Sq. Ft. Rent
1 – 12	$318,987.50	$26,582.29	$32.50
13 – 24	$325,367.25	$27,113.94	$33.15
25 – 36	$331,845.15	$27,653.76	$33.81
37 – 48	$338,519.35	$28,209.95	$34.49
49 – 60	$345,291.70	$28,774.31	$35.18
61 – 72	$352,162.20	$29,346.85	$35.88
73 – 84	$359,229.00	$29,935.75	$36.60
85 – 96	$366,393.95	$30,532.83	$37.33
97 – 108	$373,755.20	$31,146.27	$38.08
109 – 120	$381,214.60	$31,767.88	$38.84
121 - 132	$388,870.30	$32,405.86	$39.62

If the Commencement Date is other than the first day of a calendar month, then the Monthly Installment of Fixed Basic Rent payable by Tenant for such month shall be prorated at the same rental rate payable for the first (1st) Monthly Installment listed above, and “Month 1” of the rent grid set forth above shall be deemed to be the first full calendar month following immediately thereafter.

Notwithstanding the foregoing, provided that: (i) this Lease is in full force and effect, (ii) Tenant has complied with each of its obligations hereunder, and (iii) Tenant is otherwise at the time required to pay Landlord Fixed Basic Rent, then, Tenant shall have no obligation to pay the Monthly Installments of Fixed Basic Rent for the second (2nd), third (3rd), fourth (4th), fifth (5th), sixth (6th), seventh (7th) and eighth (8th) full calendar months of the Term.

8.HVAC AFTER HOURS CHARGE is $55.00 per hour per zone for heat and $75.00 per hour per zone for air conditioning, subject to Section 17 (b) of the Lease. The HVAC After Hours Charge is subject to increase from time to time to reflect the increase in the cost of providing such after hours HVAC service.

9. Notice Addresses shall mean the following (all in accordance with Article 26):

If to Tenant:

Geron Corporation

149 Commonwealth Drive

Menlo Park, CA 94025

Attention: Chief Financial Officer

With a copy to: Attention: General Counsel

Basic Lease Provisions and Definitions – Page 1 of 3

With a copy to:

Geron Corporation

149 Commonwealth Drive

Menlo Park, CA 94025

Attention: General Counsel

If to Landlord:

c/o Mack-Cali Realty Corporation

Harborside 3

210 Hudson Street, Suite 400

Jersey City, NJ 07311

Attention: Chief Executive Officer

With a copy to:

c/o Mack-Cali Realty Corporation

Harborside 3

210 Hudson Street, Suite 400

Jersey City, NJ 07311

Attention: General Counsel

10.PARKING SPACES means a total of thirty-two (32) unassigned parking spaces.

11. SECURITY DEPOSIT means ONE HUNDRED THIRTY-TWO THOUSAND NINE HUNDRED ELEVEN AND 45/100 DOLLARS ($132,911.45).

In lieu of the cash Security Deposit, Tenant may deliver to Landlord in the form of a letter of credit from a banking institution having a net worth of at least ONE BILLION U.S. DOLLARS and meeting the other criteria set forth in this paragraph that a letter of credit issuer must satisfy.  The letter of credit shall be in form and content acceptable to Landlord (also at its sole discretion) (the form attached hereto as Exhibit I shall be deemed acceptable to Landlord) for the account of Landlord.  Said letter of credit shall be for a term of not less than one (l) year and shall be automatically renewed by the bank (without notice from Landlord) (i.e. an “evergreen” letter of credit), until Landlord shall be required to return the security to Tenant pursuant to the terms of this Lease but in no event earlier than ninety (90) days after the Expiration Date, and any renewed letter of credit shall be delivered to Landlord no later than sixty (60) days prior to the expiration of the letter of credit then held by Landlord.  If any portion of the security deposit shall be utilized by Landlord in the manner permitted by this Lease, Tenant shall, within five (5) days after request by Landlord, replenish the security account by depositing with Landlord, by letter of credit, an amount equal to that utilized by Landlord.  Failure of Tenant to comply strictly with the provisions of this Article shall constitute a material breach of this Lease and Landlord shall be entitled to present the letter of credit then held by it for payment (without notice to Tenant).  In the event of a bank failure or insolvency affecting the letter of credit, Tenant shall replace same within twenty (20) days after being requested to do so by Landlord.  If Landlord reasonably believes that the letter of credit issuer is financially troubled or at risk of failure, Landlord, at Landlord’s option, shall have the right to draw on the letter of credit or require Tenant to substitute letter of credit from a banking institution reasonably satisfactory to Landlord. The letter of credit shall be transferable in connection with a transfer of the Building and Tenant shall be solely responsible for any transfer fees imposed by the Bank.

Provided that (i) this Lease is in full force and effect, (ii) Tenant is not in and has not been in default hereunder beyond the expiration of any applicable notice and cure period, and (iii) Tenant’s net worth (exclusive of goodwill and other intangible assets) is  equal to or greater than ninety-five percent (95%) (in Landlord’s sole and absolute judgment) of the net worth of Tenant on the date of this Lease, Tenant, upon request to Landlord which must be received in writing by Landlord together with complete, accurate and detailed financials of Tenant in form acceptable to Landlord, no sooner than sixty (60) days prior to the reduction date TIME BEING OF THE ESSENCE, may elect to cause Landlord to reduce the Security Deposit by FIFTY-THREE THOUSAND ONE HUNDRED SIXTY-FOUR AND 58/100 DOLLARS ($53,164.58) on or after the three (3) year and seven (7) month anniversary of the Commencement Date. If, following the date of any such reduction in the Security Deposit, Tenant is in default hereunder beyond the expiration of and applicable notice and cure period, Tenant shall immediately restore the Security Deposit in the amount originally required under this lease, (i.e. $132,911.45) so that the Security Deposit shall be equal to the Security Deposit at the Commencement Date of the Lease.

12. TENANT’S BROKER means Savills, Inc.

13. TENANT’S PERCENTAGE means and is agreed and deemed to be 6.67% (9,815/147,241).

Basic Lease Provisions and Definitions – Page 2 of 3

DEFINITIONS

1.ADDITIONAL RENT means all money, other than the Fixed Basic Rent, payable by Tenant to Landlord under the Lease, including, but not limited to, the monies payable by Tenant to Landlord pursuant to Exhibits G and H of this Lease.

2.BUILDING HOLIDAYS means the holidays shown on Exhibit E and all days observed as holidays by the United States, State, or labor unions representing individuals servicing the Building in behalf of Landlord; if there be no such labor unions, such definition shall include holidays designated by Landlord for the benefit of such individuals.

3.BUILDING HOURS means Monday through Friday, 8:00 a.m. to 6:00 p.m., but excluding Building Holidays. Notwithstanding the foregoing, Tenant shall (i) have access to the Premises seven days per week, twenty-four hours per day (except to the extent such access is restricted as the result of an emergency), and (ii) receive forty (40) card keys for access to the Building. Any additional or replacement card keys shall be provided for a fee of $20.00 per card.

4.COMMON FACILITIES means and includes the lobby; elevator(s); fire stairs; public hallways; public lavatories; all other general Building components, facilities and fixtures that service or are available to more than one tenant; air conditioning mechanical rooms; fan rooms; janitors' closets; electrical and telephone closets serving more than one tenant; elevator shafts and machine rooms; flues; stacks; pipe shafts and vertical ducts with their enclosing walls; and structural components of the Building.

Whenever the word “includes” or “including” is used in this Lease, it means “includes but is not limited to” and “including but not limited to,” respectively.

5.EXHIBITS are the following:

Exhibit A	Location of Premises
Exhibit B	Rules and Regulations
Exhibit C	Workletter Agreement
Exhibit D	Cleaning Services
Exhibit E	Building Holidays
Exhibit F	Commencement Date Agreement
Exhibit G	Tax and Operating Cost Rider
Exhibit H	Electricity Rider
Exhibit I	Sample Letter of Credit Form

The Exhibits are attached at the back of this Lease and are a part of this Lease.

6.LEGAL REQUIREMENTS means all present and future laws and ordinances of federal, state, municipal and county governments, and rules, regulations, orders and directives of departments, subdivisions, bureaus, agencies or offices of such governments, or any other governmental, public or quasi-public authorities having jurisdiction over the Building, and the directions of any public officer pursuant to law.

7.PRIME means the so-called annual prime rate of interest established and quoted by The Wall Street Journal (or its successor), from time to time, but in no event greater than the highest lawful rate from time to time in effect.

8.PERMITTED USE means general office use consistent with a first-class office building and for no other purpose.

9.REAL PROPERTY means the Building, the land upon which the Building stands, together with adjoining parking areas, sidewalks, driveways, landscaping and land.

10.STATE means the State of New Jersey.

11.TERM means the period of time beginning on the Commencement Date and ending on the Expiration Date.

—  End of Basic Lease Provisions and Definitions —

Basic Lease Provisions and Definitions – Page 3 of 3

1.	LEASE:	1
2.	FIXED BASIC RENT:	1
3.	USE AND OCCUPANCY:	1
4.	CARE AND REPAIR OF PREMISES:	1
5.	ALTERATIONS, ADDITIONS OR IMPROVEMENTS:	2
6.	ASSIGNMENT AND SUBLEASE:	2
7.	COMPLIANCE WITH RULES AND REGULATIONS:	3
8.	DAMAGES TO BUILDING:	4
9.	EMINENT DOMAIN:	4
10.	LANDLORD'S REMEDIES ON DEFAULT:	4
11.	DEFICIENCY:	4
12.	SUBORDINATION:	5
13.	SECURITY DEPOSIT:	5
14.	RIGHT TO CURE TENANT'S BREACH:	5
15.	LIENS:	5
16.	RIGHT TO INSPECT AND REPAIR:	5
17.	SERVICES TO BE PROVIDED BY LANDLORD:	5
18.	TENANT’S ESTOPPEL:	6
19.	HOLDOVER TENANCY:	6
20.	LANDLORD’S WORK; COMMENCEMENT:	6
21.	OVERDUE RENT CHARGE/INTEREST:	6
22.	INSURANCE:	7
23.	INDEMNITY:	7
24.	BROKER:	8
25.	PERSONAL LIABILITY:	8
26.	NOTICES:	8
27.	AUTHORITY:	8
28.	PARKING SPACES	8
29.	RELOCATION:	8
30.	MISCELLANEOUS:	9
31.	TERMINATION OPTION	10
32.	OPTION TO RENEW	10

General Conditions

1.	LEASE:

Landlord has leased the Premises to Tenant for the Term.

2.	FIXED BASIC RENT:

Tenant will pay Landlord the Fixed Basic Rent. At Landlord’s option, upon notice to Tenant, Tenant will pay the Fixed Basic Rent and Additional Rent by electronic transfer.  The Fixed Basic Rent payable for the entire Term will be the aggregate of the Annual Rate set forth in the Basic Lease Provisions, less the Fixed Base Rent for the months set forth in Article 7 of the Basic Lease Provisions pursuant to the rent abatement provision included therein, and will be payable, in advance, on the first day of each calendar month during the Term at the Monthly Installments set forth in the Basic Lease Provisions, except that a proportionately lesser amount will be paid for the first month of the Term if the Term commences on a day other than the first day of the month.  Tenant will pay the first (1st) full monthly installment of Fixed Basic Rent upon Tenant’s execution and delivery of this Lease.  Tenant will pay Fixed Basic Rent, and any Additional Rent, to Landlord at Landlord’s address set forth in the first paragraph of this Lease, or at such other place as Landlord may designate in writing, without demand and without counterclaim, deduction or set off.

3.	USE AND OCCUPANCY:

Tenant will use the Premises solely for the Permitted Use.

Neither Tenant, nor anyone acting by or through Tenant, will generate, handle, dispose, store or discharge any hazardous substances or wastes as defined by Legal Requirements in, on or around the Premises, the Building or the Real Property in violation of any Legal Requirements (such actions collectively referred to as “Prohibited Actions”).  Tenant will defend, indemnify and hold Landlord harmless against any and all loss, cost, damage, liability or expense (including attorneys’ fees and disbursements) which Landlord may sustain as a result of any Prohibited Actions (except to the extent resulting from Landlord’s own gross negligence of willful misconduct).

Tenant shall not be responsible for the remediation of: (i) any pre-existing environmental conditions (e.g., environmental conditions existing prior to Landlord's delivery of the Premises to Tenant); or (ii) the presence of Contaminants (as hereinafter defined) in violation of Legal Requirements, except to the extent that Tenant or Tenant’s Agents (as defined in Article 4 herein below) has caused such condition or violation, or exacerbated such condition or violation, in which event Tenant shall only be responsible to the extent such condition or violation has been caused by Tenant or Tenant’s Agent or exacerbated by Tenant or Tenant’s Agents. As used in this Article, the term “Contaminants” shall include, without limitation, any regulated substance, toxic substance, hazardous substance, hazardous waste, pollution, pollutant, contaminant, petroleum, asbestos or polychlorinated biphenyls, as defined or referred to in any applicable Legal Requirements.  Landlord represents that, as of the date hereof, Landlord has no actual knowledge of the presence of Contaminants in the Building or the Premises at levels in violation of applicable Legal Requirements.

Landlord shall, at its sole cost and expense, be responsible for removing any violations currently affecting the Building and/or the Real Property, unless Tenant has caused same.  Tenant, at its sole cost and expense, shall comply with the Americans With Disabilities Act of 1990, as amended, within the Premises necessitated by Tenant’s particular manner of use of the Premises or Tenant’s alterations, additions or improvements within the Premises, except for Landlord’s Work (as defined in Exhibit C).

4.	CARE AND REPAIR OF PREMISES:

Tenant will not commit any act that damages the Premises or Building and will take good care of the Premises, and will comply with all Legal Requirements affecting the Premises or the Tenant’s use and/or occupancy of the Premises.  Landlord will, at Tenant’s expense, make all necessary repairs to the Premises.  Landlord will make all necessary repairs to the Common Facilities.  The cost of repairs to the Common Facilities will be included in Operating Costs, except where the repair has been made necessary by misuse or neglect by Tenant or Tenant’s agents, employees, contractors, invitees, visitors or licensees (collectively, “Tenant’s Agents”), in which event Landlord will nevertheless make the repair but Tenant will pay to Landlord, as Additional Rent, upon demand, the cost incurred by Landlord to complete such repairs.  All improvements made by Tenant prior to or after the commencement of the Term which are attached to the Premises will, at Landlord’s option, become the property of Landlord upon the expiration or sooner termination of this Lease.  Not later than the last day of the Term, Tenant will, at Tenant’s expense, remove from the Building all of Tenant’s personal property and those improvements made by Tenant which Landlord has not elected by notice to Tenant to retain as Landlord’s property, as well as all trade fixtures (other than built-in cabinet work), moveable partitions, telephone, computer, data and antenna wiring, cabling and related conduit and the like.  Tenant will repair all injury done by or in connection with the installation or removal of said property, improvements, wiring and the like; cap or terminate all telephone, computer and data connections at service entry panels in accordance with Legal Requirements; and surrender the Premises in as good condition as they were at the beginning of the Term, except for reasonable wear and damage by casualty, insured damage, or other cause not due to the willful or negligent act or omission of Tenant and/or Tenant’s Agents.  All property of Tenant remaining on the Premises after the last day of the Term will be conclusively deemed abandoned and may be removed and discarded or stored at Tenant’s risk by Landlord, and Tenant will pay Landlord for the cost of such removal, discarding and/or storage. Notwithstanding anything contained herein to the contrary, Tenant shall remove all installations that are “non-standard office improvements” that are so designated by Landlord on Tenant’s plans when submitted for approval. For purposes hereof, “non-standard office improvements” shall mean raised flooring, interior staircases, vaults, elevators, modifications to the Building’s utility and mechanical systems and unusual configuration for first class office space. Tenant shall repair any damage to the Premises resulting from such removal.

Tenant is responsible for all costs related to the repair and maintenance of any additional or supplemental HVAC systems, appliances and equipment serving exclusively the Premises or installed to meet Tenant’s specific requirements.  Tenant will purchase and maintain throughout the Term an annual full maintenance and service contract for this equipment and will forward a copy of each proposed contract to Landlord for its reasonable approval prior to signing it. Landlord does not recommend the installation or operation of a dishwasher within the Premises given their inherent risks; therefore, Tenant assumes full risk and responsibility for the installation and operation of a dishwasher in the Premises and agrees to indemnify, release and hold harmless, Landlord, its agents, employees, contractors, tenants, occupants and invitees from any and all claims, liabilities, injuries, losses, damages, or expenses of whatever nature or kind, that in any way arise from the dishwasher, including, but not limited to, any and all claims concerning leaks, mildew, mold or mold-like infestation within the Premises and/or Building. In furtherance of the foregoing, such indemnification shall include but not be limited to, any claims by Landlord with respect to damage to the Common Facilities of the Building, as well as claims by other tenants of the Building for damage to the premises occupied by such other tenants and the personal property located therein, resulting from the installation and operation of the dishwasher or resulting from any leak or other malfunctioning of the dishwasher resulting from the installation or operation of the dishwasher following the date of this Lease. In the event that, in the sole and exclusive opinion of Landlord or as may be required by legal requirements, remediation of any mildew, mold or mold-like infestation in the Premises and/or the Building is required, Landlord shall make all necessary repairs to the Premises and/or the Building, as the case may be, at Tenant’s sole and exclusive cost and expense. Landlord assumes no responsibility whatsoever for Tenant’s installation and use of a dishwasher and Tenant hereby agrees to assume all responsibility, costs and expenses in connection with Tenant’s use of a dishwasher, including any and all maintenance, repairs or replacements to the dishwasher. Landlord shall provide cleaning services to the Premises as set forth in this Lease, however, Landlord shall not be responsible for running, emptying or cleaning the dishwasher.

5.	ALTERATIONS, ADDITIONS OR IMPROVEMENTS:

Tenant will not, without first obtaining the written consent of Landlord, make any alterations, additions or improvements (collectively, “alterations”) in, to or about the Premises.  Unless the alterations affect the Common Facilities or Building Systems or would otherwise require a building permit, Landlord will not unreasonably withhold or delay its consent.  Building Systems include the life safety, plumbing, electrical, heating, ventilation and air conditioning systems in the Building.  Tenant may, upon prior notice to Landlord, perform (i) minor cosmetic improvements, such as painting and wallpapering, or (ii) alterations which do not .affect the Common Facilities or Building Systems or would otherwise require a building permit, and whose cost does not exceed $50,000 in the aggregate, without the prior consent of Landlord.

If Tenant shall request the consent or approval of Landlord to the making of any alterations or to any other thing, and Landlord shall seek and pay a separate fee for the opinion of Landlord's counsel, architect, engineer or other representative or agent as to the form or substance thereof, Tenant shall pay Landlord, as Additional Rent, within 30 days after demand, all reasonable costs and expenses of Landlord incurred in connection therewith, including, in case of any alterations, costs and expenses of Landlord in reviewing plans and specifications.

6.	ASSIGNMENT AND SUBLEASE:

Tenant will not mortgage, pledge, assign or otherwise transfer this Lease or sublet all or any portion of the Premises in any manner except as specifically provided for in this Article 6:

a)If Tenant desires to assign this Lease or sublease all or part of the Premises, the terms and conditions of such assignment or sublease will be communicated by Tenant to Landlord in writing no less than thirty (30) days prior to the effective date of such sublease or assignment.  Prior to such effective date, Landlord will have the option, upon notice to Tenant, to terminate the Lease, (i) in the case of subletting, solely as to that portion of the Premises to be sublet, or (ii) in the case of an assignment, as to all of the Premises, and in such event, Tenant will be fully released from its obligations with respect to the terminated space (“Recapture Space”) accruing from and after the effective date.  If Landlord terminates the Lease as to the Recapture Space, in no event will Landlord be liable for a brokerage commission in connection with the proposed assignment or sublet. If Landlord recaptures the Recapture Space, Tenant shall be solely responsible, at its cost and expense, for the reasonable cost of all alterations required to separate the Recapture Space from the balance of the Premises, including, but not limited to, construction of demising walls and separation of utilities. Notwithstanding the foregoing, Landlord shall have no right to exercise its rights herein above if (i) the space that Tenant proposes to sublet is less than fifty percent (50%) of the Premises, without regard to the term of such subletting, or (ii) the space that Tenant proposes to sublet is equal to or greater than fifty percent (50%) of the Premises and the term of such subletting (including renewal options, if any) is to expire at any time prior to the last twelve (12) months of the Term or the Renewal Term (as hereinafter defined), if applicable.

b)In the event that the Landlord elects not to terminate the Lease as to the Recapture Space, Tenant may assign this Lease or sublet the whole or any portion of the Premises, subject to Landlord’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed, subject to the following terms and conditions and provided the proposed occupancy is in keeping with that of a first-class office building:

i)Tenant will provide to Landlord the name, address, nature of the business and evidence of the financial condition of the proposed assignee or sublessee;

ii)The assignee will assume, by written instrument, all of the obligations of the Tenant under this Lease, and a copy of such assumption agreement will be furnished to Landlord within ten (10) days of its execution.  Any further assignment of this Lease or subletting of all or any part of the Premises will be permitted only in accordance with the terms hereof;

iii)Each sublease will provide that sublessee’s rights will be no greater than those of Tenant, and that the sublease is subject and subordinate to this Lease and to the matters to which this Lease is or will be subordinate, and that in the event of default by Tenant under this Lease, Landlord may, at its option, have such sublessee attorn to Landlord provided, however, in such case Landlord will not (i) be liable for any previous act or omission of Tenant under such sublease or, (ii) be subject to any offset not expressly provided for in this Lease or by any previous prepayment of more than one month’s rent;

iv)The liability of Tenant and each assignee will be joint, several and primary for the observance of all the provisions, obligations and undertakings of this Lease, including the payment of Fixed Basic Rent and Additional Rent through the entire Term, as the same may be renewed, extended or otherwise modified;

v)Tenant will promptly pay to Landlord fifty percent (50%) of any consideration received for any assignment or all of the rent (fixed basic rent and additional rent) and any other consideration payable by the subtenant to Tenant under or in connection with a sublease, after deducting therefrom all usual and customary expenses incurred by Tenant in connection therewith (including, but not limited to, broker’s fees, reasonable attorneys’ fees and disbursements marketing expenses and any expenses in connection with rent abatements, work contributions or construction expenses) as and when received, in excess of the Fixed Basic Rent required to be paid by Tenant for the area sublet;

vi)The acceptance by Landlord of any rent from the assignee or from any subtenant or the failure of Landlord to insist upon strict performance of any of the terms, conditions and covenants of this Lease will release neither Tenant, nor any assignee assuming this Lease, from the Tenant’s obligations set forth in this Lease;

vii)The proposed assignee or subtenant is not then an occupant of any part of the Building or any other building then owned by Landlord or its affiliates within the Business Park in which the Building is located, unless Landlord or its affiliates do not have comparable space available for leasing;

viii)The proposed assignee or subtenant is not an entity or a person or an affiliate of an entity with whom Landlord is or has been, within the preceding nine (9) month period, negotiating to lease space in the Building or any other building owned by Landlord or its affiliates within the Business Park in which the Building is located;

ix)There will not be more than two (2) subtenant in the Premises;

x)Tenant will not publicly advertise the subtenancy for less than Landlord’s then current market rent for the Premises, provided, however, that nothing contained herein shall be deemed to prohibit Tenant from actual subletting for less than Landlord’s then current market rent;

xi)Tenant will pay Landlord a TWO THOUSAND FIVE HUNDRED AND 00/100 DOLLAR ($2,500.00) administrative fee for each request for consent to any sublet or assignment simultaneously with Tenant’s request for consent to a specific sublet or assignment; and

xii)The proposed assignee or subtenant will use the Premises for the Permitted Use only.

xiii)As used herein, the term “Business Park” shall mean 4, 6, 7, 8 & 9 Campus Drive, 1, 3, 5 & 7 Sylvan Way, 4 Gatehall Drive and 2 Hilton Court.

c)If Tenant is a corporation (other than a corporation whose stock is listed and traded on a nationally recognized stock exchange), the transfer (however accomplished, whether in a single transaction or in a series of related or unrelated transactions) of a majority of the issued and outstanding stock [or any other mechanism such as, by way of example, the issuance of additional stock, a stock voting agreement or change in class(es) of stock which results in a change of control of Tenant], and if Tenant is a partnership, joint venture or limited liability company (collectively “Entity”),  the transfer (by one or more transfers) of an interest in the distributions of profits and losses of such Entity (or other mechanism, such as, by way of example, the creation of additional  partnership or limited liability company interests) which results in a change of control of such Entity will be deemed an assignment of this Lease, subject to, and as provided by, the provisions of this Article.

Notwithstanding anything contained in this Lease to the contrary, Tenant may assign this Lease or sublet all or any portion of the Premises to (i) any corporation or other Entity directly or indirectly controlling or controlled by Tenant or under common control with Tenant, or (ii) any successor by merger, consolidation, corporate reorganization or acquisition of all or substantially all of the assets or stock of Tenant (any transaction referred to in clauses (i) or (ii) hereof will be a “Permitted Transfer”) provided that the net worth of any transferee of a Permitted Transfer will not be less than the greater of (A) the net worth of Tenant immediately preceding the Permitted Transfer or (B) the net worth of Tenant as of the date of the execution and delivery of this Lease by both parties.  Any other assignment or subleasing of Tenant’s interest under this Lease will be subject to Landlord’s approval, which approval will not be unreasonably withheld, conditioned or delayed.

d)Except as specifically set forth above, if any portion of the Premises or of Tenant’s interest in this Lease is acquired by any other person or entity, whether by assignment, mortgage, sublease, transfer, operation of law or act of the Tenant, or if Tenant pledges its interest in this Lease or in any security deposit required hereunder, Tenant will be in default.

7.	COMPLIANCE WITH RULES AND REGULATIONS:

Tenant will observe and comply with the rules and regulations set forth in Exhibit B and with such further reasonable rules and regulations as Landlord may prescribe from time to time.

8.	DAMAGES TO BUILDING:

If the Building is damaged by fire or any other cause to such extent that the cost of restoration, as reasonably estimated by Landlord, will equal or exceed twenty‑five (25%) percent of the replacement value of the Building (exclusive of foundations) just prior to the occurrence of the damage, then Landlord may, no later than the sixtieth (60th) day following the damage, give Tenant a notice electing to terminate this Lease, or if restoration of the damage to the Premises will require more than one hundred eighty (180) days to complete or if such damage is not fully repaired and reasonable  access to the Premises restored within one hundred eighty (180) days from the date of damage, then, in any such event, then Tenant may, no later than the sixtieth (60th) day following the date of damage or following the end of said one hundred eighty (180) day period, give Landlord a notice of election to terminate this Lease.  In either such event, this Lease will terminate on the thirtieth (30th) day after the giving of such notice, and Tenant will surrender possession of the Premises on or before such date.  If this Lease is not terminated pursuant to this Article, Landlord will restore the Building and the Premises with reasonable promptness, subject to Force Majeure, as defined in Article 30 e) below, and subject to the availability and adequacy of the insurance proceeds.  Landlord shall not be obligated to restore fixtures and improvements owned by Tenant. Notwithstanding anything to the contrary contained herein, if more than twenty-five percent (25%) of the Premises shall be rendered untenantable for the normal conduct of Tenant's business as a result of a fire or casualty during the last twelve (12) months of the Term, then the terms and conditions of this Article 8 shall continue to control and be binding upon Landlord and Tenant except that: (i) Tenant shall have the right to terminate this Lease by giving notice to Landlord in accordance with this Article 8 if Landlord’s estimated time of restoration provides that the substantial completion of the repairs of the Premises which are Landlord's responsibility will take longer than one hundred twenty (120) days from the date of the casualty.

In any case in which use of the Premises is affected by any damage to the Building, there will be either an abatement or an equitable reduction in Fixed Basic Rent, depending on the period for which and the extent to which the Premises are not reasonably usable for general office use. The words “restoration” and “restore” as used in this Article will include repairs.

9.	EMINENT DOMAIN:

If Tenant’s use of the Premises is materially affected due to the taking by eminent domain of (a) the Premises or any part thereof; or (b) any other part of the Building; then, in either event, this Lease will terminate on the date when title vests pursuant to such taking.  The Fixed Basic Rent, and any Additional Rent, will be apportioned as of such termination date and any Fixed Basic Rent or Additional Rent paid for any period beyond said date, will be repaid to Tenant.  Tenant will not be entitled to any part of the award for such taking or any payment in lieu thereof, but Tenant may file a separate claim for any taking of fixtures and improvements owned by Tenant which have not become the Landlord’s property, and for moving expenses, provided the same will, in no way, affect or diminish Landlord’s award.  In the event of a partial taking which does not effect a termination of this Lease but does deprive Tenant of the use of a portion of the Premises, there will be either an abatement or an equitable reduction in Fixed Basic Rent, depending on the period for which and the extent to which the Premises are not reasonably usable for general office use.

10.	LANDLORD'S REMEDIES ON DEFAULT:

If Tenant defaults in the payment of Fixed Basic Rent or any Additional Rent or in the performance of any of the other covenants and conditions of this Lease or permits the Premises to become deserted, abandoned or vacated, Landlord may give Tenant notice of such default, and if Tenant does not cure any Fixed Basic Rent or Additional Rent default within five (5) days or other default within thirty (30) days after the giving of such notice (or if such other default is of such nature that it cannot be completely cured within such period, if Tenant does not commence such curing within such thirty (30) days and thereafter proceed with reasonable diligence and in good faith to cure such default), then Landlord may terminate this Lease or Tenant’s right to possession upon not less than ten (10) days’ notice to Tenant, and on the date specified in such notice Tenant's right to possession of the Premises will cease, but Tenant will remain liable as provided below in this Lease.  If this Lease or Tenant’s right to possession will have been so terminated by Landlord, Landlord may at any time thereafter recover possession of the Premises by any lawful means and remove Tenant or other occupants and their effects.  Landlord may, at Tenant’s expense, relet all or any part of the Premises and may make such alterations, decorations or other changes to the Premises as Landlord considers appropriate in connection with such reletting, without relieving Tenant of any liability under this Lease. Tenant shall pay to Landlord, on demand, such expenses as Landlord may incur, including, without limitation, court costs and reasonable attorney's fees and disbursements, in enforcing the performance of any obligation of Tenant under this Lease.

Tenant hereby waives all right of redemption to which Tenant or any person under Tenant might be entitled by any Legal Requirement. Tenant hereby further waives any and all rights to invoke N.J.S.A. 2A:18-60.

11.	DEFICIENCY:

In any case where Tenant has defaulted and Landlord has recovered possession of the Premises or terminated this Lease or Tenant’s right to possession, Tenant’s obligation to pay Landlord all the Fixed Basic Rent and Additional Rent up to and including the Expiration Date will not be discharged or otherwise affected.  Landlord will have all rights and remedies available to Landlord at law and in equity by reason of Tenant’s default, and may periodically sue to collect the accrued obligations of the Tenant together with interest at Prime plus four percent per annum from the date owed to the date paid, but in no event greater than the maximum rate of interest permitted by law.

Alternatively, in any case where Landlord has recovered possession of the Premises by reason of Tenant’s default, Landlord may at Landlord’s option, and at any time thereafter, and without notice or other action by Landlord, and without prejudice to any other rights or remedies it might have hereunder or at law or equity, become entitled to recover from Tenant, as damages for such breach, in addition to such other sums herein agreed to be paid by Tenant, to the date of re-entry, expiration and/or dispossess, an amount equal to the difference between the Fixed Basic Rent and Additional Rent reserved in this Lease from the date of such default to the date of Expiration Date of the original Term and the then fair and reasonable rental value of the Premises for the same period. Said damages shall become due and payable to Landlord immediately upon such breach of this Lease and without regard to whether this Lease be terminated or not, and if this Lease be terminated, without regard to the manner in which it is terminated. In the computation of such damages, the difference between an installment of Fixed Basic Rent and Additional Rent thereafter becoming due and the fair and reasonable rental value of the Premises for the period for which such installment was payable shall be discounted to the date of such default at the rate of not more than six percent (6%) per annum.

12.	SUBORDINATION:

This Lease will, at the option of any holder of any underlying lease or holder of any first mortgage or first trust deed, be subject and subordinate to any such underlying lease and to any first mortgage or first trust deed which may now or hereafter affect the Real Property, and also to all renewals, modifications, consolidations and replacements of such underlying leases and first mortgage or first trust deed.  Although no instrument or act on the part of Tenant will be necessary to effectuate such subordination, Tenant will, nevertheless, within ten (10) days after written request by Landlord, execute and deliver such further instruments confirming such subordination of this Lease as may be desired by the holders of such first mortgage or first trust deed or by any of the lessors under such underlying leases.  If any underlying lease to which this Lease is subject terminates, Tenant will, on timely request, recognize and acknowledge the owner of the Real Property as Tenant’s landlord under this Lease.

13.	SECURITY DEPOSIT:

Tenant will deposit with Landlord on the signing of this Lease by Tenant, the Security Deposit for the performance of Tenant’s obligations under this Lease, including the surrender of possession of the Premises to Landlord in the condition required under this Lease.  If  Landlord applies all or any part of the Security Deposit to cure any default of Tenant, Tenant will, on demand, deposit with Landlord the amount so applied so that Landlord will have the full Security Deposit on hand at all times during the Term.  In the event of a bona fide sale of the Real Property, subject to this Lease, upon notice to Tenant, Landlord will transfer the Security Deposit to the purchaser, and upon purchaser’s assumption of the Security Deposit upon notice to Tenant, Landlord will be considered released by Tenant from all liability for the return of the Security Deposit; and Tenant agrees to look solely to the new landlord for the return of the Security Deposit, and it is agreed that this will apply to every transfer or assignment made of the Security Deposit to a new landlord.  Provided Tenant is not in default beyond the expiration of any applicable notice and cure period, the Security Deposit (less any portions of it previously used, applied or retained by Landlord), will be returned to Tenant after the expiration or sooner termination of this Lease and delivery of the entire Premises to Landlord in accordance with the provisions of this Lease.  Tenant will not assign, pledge or otherwise encumber the Security Deposit, and Landlord will not be bound by any such assignment, pledge or encumbrance.

14.	RIGHT TO CURE TENANT'S BREACH:

If Tenant breaches any covenant or condition of this Lease, Landlord may, on prior notice to Tenant (except that no notice need be given in case of emergency), cure such breach at the expense of Tenant, and the reasonable amount of all expenses, including attorney's fees, incurred by Landlord in so doing (whether paid by Landlord or not) will be deemed payable on demand as Additional Rent.

15.	LIENS:

Tenant will use commercially reasonable efforts to prevent any lien or other encumbrance to be filed as a result of any act or omission (or alleged act or omission) of Tenant. Tenant will, within thirty (30) days after notice from Landlord, discharge or satisfy by bonding or otherwise any liens filed against Landlord or all or any portion of the Real Property as a result of any such act or omission, including any lien or encumbrance arising from contract or tort claims.

16.	RIGHT TO INSPECT AND REPAIR:

Landlord or its designees may enter the Premises (but will not be obligated to do so) at any reasonable time on reasonable prior notice to Tenant (except that no notice need be given in case of emergency) for the purpose of: (i) inspection; (ii) performance of any work or the making of such repairs, replacements or additions in, to, on and about the Premises or the Building, as Landlord deems necessary or desirable; or (iii) showing the Premises to prospective purchasers, mortgagees and, during the last twelve (12) months of the Term (as same may be extended pursuant to Article 32 herein below), tenants.  A representative of Tenant shall have the right to accompany any party accessing the Premises pursuant to this Article 16, provided, that the availability of said representative shall not be a condition to such access. Tenant will provide Landlord or its designees free and unfettered access to any mechanical or utility rooms, conduits, risers or the like located within the Premises.  Landlord or any prospective tenant shall have the right to enter the space to perform inspections, surveys or measurements as may be necessary to prepare the Premises for occupancy by the succeeding tenant. Tenant will have no claims, including claims for interruption of Tenant’s business, or cause of action against Landlord by reason of entry for such purposes in accordance with this provision.

17.	SERVICES TO BE PROVIDED BY LANDLORD:

a)Landlord will furnish to the Premises (i) electricity for normal lighting and ordinary office machines, (ii) during Building Hours, HVAC required for the reasonable use and occupancy of the Premises, and (iii) janitorial service (as set forth in Exhibit D), all in a manner comparable to that of similar buildings in the area. In addition, Landlord shall provide Common Facilities lighting at the Real Property during Building Hours and for such additional hours as, in Landlord’s judgment, is necessary or desirable to insure proper operation of the Real Property. Landlord shall maintain the Common Facilities in a manner consistent with applicable Legal Requirements.

b)Tenant will be entitled to make use of HVAC beyond the Building Hours, at Tenant’s sole cost and expense, provided Tenant has notified Landlord by 3:00 p.m. on the day that Tenant will require said overtime use if said overtime use is required on any weekday, and by 3:00 p.m. on Friday for Saturday and/or Sunday overtime use.

Tenant will pay Landlord the HVAC After Hours Charge (as defined in the Basic Lease Provisions) for HVAC beyond the Building Hours.

18.	TENANT’S ESTOPPEL:

Tenant will, from time to time, on not less than ten (10) business days prior written request by Landlord, execute, acknowledge and deliver to Landlord an estoppel certificate a) certifying the date of commencement of this Lease, (b) certifying that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect, (c) stating the dates to which rent and any other amounts payable hereunder have been paid and the amount of any unforfeited security deposit then held by Landlord, (d) certifying that no defaults exist as of such date, or, if there are any defaults, stating the nature of such defaults, (e) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord, or, if there are uncured defaults on the part of the Landlord, stating the nature of such uncured defaults, (f) acknowledging that Tenant does not have any claim or right of offset against Landlord, and containing such information as Landlord or its mortgagee may reasonably request.

19.	HOLDOVER TENANCY:

Tenant agrees that it must surrender possession of the Premises to Landlord on the Expiration Date or earlier termination of the Term.  Tenant agrees to indemnify and hold Landlord harmless from and against all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including attorneys' fees, resulting from any delay by Tenant in so surrendering the Premises, including any claims made by any succeeding tenant based on such delay. Tenant agrees that if possession of the Premises is not surrendered to Landlord on the Expiration Date or earlier termination of the Term, then Tenant agrees to pay Landlord as liquidated damages for each month and for any portion of a month during which Tenant holds over in the Premises after the Expiration Date or earlier termination of the Term, a sum equal to 150% of the average Fixed Basic Rent and Additional Rent which was payable per month under this Lease during the last three months of the Term for the first month of Tenant holding over, and 200% for each month or partial month thereafter.  Such liquidated damages shall not limit Tenant's indemnification obligation with respect to claims made by any succeeding tenant based on Tenant's failure or refusal to surrender the Premises to Landlord on the Expiration Date or sooner termination of the Term.  Nothing contained herein shall be deemed to authorize Tenant to remain in occupancy of the Premises after the Expiration Date or sooner termination of the Term.

20.	LANDLORD’S WORK; COMMENCEMENT:

a)Landlord agrees that, prior to the Commencement Date, Landlord will perform work in the Premises in accordance with Exhibit C of this Lease (the “Work”).

b)A satisfactory inspection of the Work by the applicable governmental authority allowing the Premises to be legally occupied, which may be later evidenced by a (temporary or final) Certificate of Occupancy (although the date of issuance may be other than the Commencement Date), will constitute sufficient evidence to demonstrate that Landlord has performed the Work and the Term has commenced. For the purposes of this Lease, the terms “substantially complete”, “substantial completion” or “substantially completed” shall mean the date the Landlord has completed the Work, as defined in Exhibit C, with the exception of minor or insubstantial details of construction, mechanical adjustments, finishing touches or decoration which do not materially interfere with Tenant’s use or occupancy of the Premises and has delivered possession of the Premises to Tenant.

c)Notwithstanding anything contained in this Lease to the contrary, if Tenant (or anyone having rights under or through Tenant) shall occupy all or any part of the Premises prior to the date Landlord has completed the Work, other than in accordance with Paragraph 13 of Exhibit C, then the Commencement Date shall be deemed to occur on such date that Tenant (or anyone claiming under or through Tenant) shall occupy all or any part of the Premises.

d)Notwithstanding anything contained in this Lease to the contrary, if Landlord, for any reason whatsoever cannot deliver possession of the Premises to Tenant on the Commencement Date set forth in the Basic Lease Provisions, this Lease will not be void or voidable, nor will Landlord be liable to Tenant for any loss or damage resulting therefrom, but in that event, the Term will commence on the earlier of: (i) the date Landlord delivers possession of the Premises to Tenant or (ii) the date Landlord would have delivered possession of the Premises to Tenant but for any reason attributable to Tenant.

e)Upon request by Landlord, Tenant agrees to memorialize the Commencement Date and Expiration Date in writing and ratify and confirm said Commencement and Expiration Date by completing and signing a Commencement Date Agreement attached hereto as Exhibit F, in the form of an amendment to this Lease, no later than thirty (30) days following Landlord’s request therefor.

21.	OVERDUE RENT CHARGE/INTEREST:

a)Tenant will pay an “Overdue Rent Charge” of eight percent (8%) of any installment of Fixed Basic Rent or Additional Rent which Tenant fails to pay within five (5) days after the due date thereof, to cover the extra expense involved in handling non-payments and/or delinquent payments.  The Overdue Rent Charge will constitute Additional Rent and an agreed upon amount of liquidated damages and not a penalty.

b)Any amount owed by Tenant to Landlord which is not paid when due will bear interest at the lesser of (i) the rate of two percent (2%) per month from the due date of such amount, or (ii) maximum legal interest rate permitted by law. The payment of interest on such amounts will not extend the due date of any amount owed.

22.	INSURANCE:

a)Tenant’s Insurance.  On or before the Commencement Date or Tenant's prior entry into the Premises, Tenant will obtain and have in full force and effect, insurance coverage as follows:

(i)workers’ compensation in an amount required by law; (ii) commercial general liability with a per occurrence limit of Three Million Dollars ($3,000,000) and a general aggregate of Five Million Dollars ($5,000,000) for bodily injury and property damage on an occurrence basis and containing an endorsement naming Landlord, Mack-Cali Realty, L.P., Mack-Cali Realty Corporation, their respective affiliates, subsidiaries, agents, designees and lender, if any, as additional insureds and no modification that would make Tenant’s policy excess or contributing with Landlord’s liability insurance; (iii) all risk property insurance for the full replacement value of all of Tenant’s furniture, fixtures, equipment, alterations, improvements or additions that do not become Landlord’s property upon installation; and (iv) any other form or forms of  insurance or any increase in the limits of any of the coverages described above or other forms of insurance as Landlord or the mortgagees or ground lessors (if any) of Landlord may reasonably require from time to time if in the reasonable opinion of  Landlord or said mortgagees or ground lessors said coverage and/or limits become inadequate or less than that commonly maintained by prudent tenants with similar uses in similar buildings in the area.  All policies obtained by Tenant will be issued by carriers having ratings in Best’s Insurance Guide (“Best”) of A and VIII, or better (or equivalent rating by a comparable rating agency if Best no longer exists) and licensed in the State.  The general liability policies must be endorsed to be primary and noncontributing with the policies of Landlord being excess, secondary and noncontributing and shall contain an endorsement stating no policy will be canceled without thirty (30) days' prior written notice by the insurance carrier to Landlord (the “Cancellation Endorsement”).  If the forms of policies, endorsements, certificates, or evidence of insurance required by this Article are superseded or discontinued, Landlord may require other equivalent or better forms.  Evidence of the insurance coverage required to be maintained by Tenant, represented by certificates of insurance issued by the insurance carrier, must be furnished to Landlord via electronic mail at inscert@mack-cali.com, Attn: Risk Management Department, prior to Tenant occupying the Premises and at least thirty (30) days prior to the expiration of current policies. Copies of all endorsements required by this Article must accompany the certificates delivered to Landlord.  The certificates will state the amounts of all deductibles and self-insured retentions and the Cancellation Endorsement.  If requested in writing by Landlord, Tenant will provide to Landlord a certified copy of any or all insurance policies or endorsements required by this Article.

b)Tenant will not do or allow anything to be done on the Premises which will increase the rate of fire insurance on the Building from that of a general office building.  If any use of the Premises by Tenant results in an increase in the fire insurance rate(s) for the Building, Tenant will pay Landlord, as Additional Rent, any resulting increase in premiums.  Tenant’s insurance obligations set forth in Section 22 a) (i) and (ii) above shall continue in effect throughout the Term and after the Term as long as Tenant, or anyone claiming by, through or under Tenant, occupies all or any part of the Premises.

c)Waiver of Claims. Landlord and Tenant hereby waive all claims and release each other and each other’s employees, agents, customers and invitees from any and all liability for any loss, damage or injury to property occurring in, on, about or to the Premises or the Building by reason of fire or other casualty, regardless of cause, including the negligence of Landlord or Tenant and their respective employees, agents, customers and invitees, and agree that the property insurance carried by either of them will contain a clause whereby the insurer waives its right of subrogation against the other party.  Each party to this Lease will give to its insurance company notice of the provisions of this Section 22 c) and have such insurance policies properly endorsed, if necessary, to prevent the invalidation of such insurance by reason of the provisions of this Section c).  Each party shall bear the risk of its own deductibles.  Landlord and Tenant acknowledge that the insurance requirements of this Lease reflect their mutual recognition and agreement that each party will look to its own insurance and that each can best insure against loss to its property and business no matter what the cause.  If Tenant fails to maintain insurance or self insures for loss including, without limitation, business interruption, Tenant shall be deemed to have released Landlord for all loss or damage which would have been covered if Tenant had so insured.

d)Building Insurance. Landlord will at all times during the Term carry a policy of insurance which insures the Building, including the Premises and the Work, if any, against loss or damage by fire or other casualty (namely, the perils against which insurance is afforded by a standard fire insurance policy); provided, however, that Landlord will not be responsible for, and will not be obligated to insure against, any loss of or damage to any personal property or trade fixtures of Tenant or any alterations which Tenant may make to the Premises or any loss suffered by Tenant due to business interruption.  All insurance maintained by Landlord pursuant to this Article may be effected by blanket insurance policies.

23.	INDEMNITY:

Tenant will defend, indemnify and hold Landlord, Mack-Cali Realty, L.P., Mack-Cali Realty Corporation and their respective affiliates, subsidiaries, designees and agents (“Landlord’s Parties”) harmless from and against any and all claims, actions or proceedings, costs, expenses and liabilities, including reasonable attorneys’ fees and disbursements incurred in connection with each such claim, action or proceeding, whether in contract or tort, arising from Tenant’s use and occupancy of the Premises, including Tenant’s negligent acts or omissions at the Real Property except to the extent caused by the negligence or willful misconduct of Landlord’s Parties.  In case any action or proceeding be brought against Landlord’s Parties by reason of any such claim, Tenant, upon notice from any of Landlord’s Parties, will, at Tenant’s expense, resist and defend such action or proceeding with counsel reasonably acceptable to Landlord’s Parties, provided that Landlord’s Parties shall permit Tenant to assume the sole control of the defense of such action or proceeding and shall cooperate fully with Tenant in such defense and all actions related thereto.  Landlord’s Parties will not compromise or settle any claim or suit in a manner that admits fault or negligence on the part of Tenant, or that would otherwise adversely affect any rights of Tenant.  Tenant have no liability with respect to claims settled or compromised without Tenant’s prior knowledge and express written consent.

24.	BROKER:

Tenant represents and warrants to the Landlord that no broker brought about this transaction, except Tenant’s Broker and Tenant agrees to indemnify and hold Landlord harmless from any and all claims of any broker(s) (other than Tenant’s Broker), claiming to have represented Tenant in this transaction, arising out of or in connection with the negotiations of or entering into of this Lease by Tenant and Landlord.

25.	PERSONAL LIABILITY:

There will be no personal liability on the part of Landlord, its constituent members (including officers, directors, partners, members and trustees) and their respective successors and assigns or any mortgagee in possession, with respect to any of the terms, covenants and conditions of this Lease, and Tenant will look solely to the equity of Landlord in the Building for the satisfaction of each and every remedy of Tenant in the event of any breach by Landlord of any of the terms of this Lease to be performed by Landlord, such exculpation of liability to be absolute and without any exceptions whatsoever.

26.	NOTICES:

Any notice by either party to the other shall be in writing and shall be deemed to have been duly given only if (i) delivered personally or (ii) sent by registered mail or certified mail return receipt requested in a postage paid envelope or (iii) sent by nationally recognized overnight delivery service at Landlord’s or Tenant Notice Address as set forth in the Basic Lease Provisions ; or, to either at such other address as Tenant or Landlord, respectively, may designate in writing.  Notice shall be deemed to have been duly given, if delivered personally, on delivery thereof, if mailed, upon the seventh (7th) day after the mailing thereof or if sent by overnight delivery service, the next business day.

27.	AUTHORITY:

The signatories on behalf of Tenant represent and warrant that they are authorized to execute this Lease, and if Tenant is a corporation or other Entity, Tenant will, within fifteen (15) days of Landlord’s request, provide Landlord with a resolution confirming the authorization. Tenant represents and warrants to Landlord (i) that neither Tenant nor any person or entity that directly owns a ten percent (10%) or greater equity interest in Tenant nor any of its officers, directors or managing members (collectively, “Tenant and Others in Interest”) is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including Executive Order 13224 signed on September 24, 2001 (the “Executive Order”) and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or other governmental action, (ii) that Tenant and Others in Interest’s activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the “Money Laundering Act”), and (iii) that throughout the Term Tenant will comply with the Executive Order and the Money Laundering Act.

28.	PARKING SPACES

Tenant's occupancy of the Premises will include the use of the parking spaces set forth in the Basic Lease Provisions.  Tenant will, upon request, promptly furnish to Landlord the license numbers of the cars operated by Tenant and its subtenants, invitees, concessionaires, licensees and their respective officers, agents and employees.  If any vehicle of Tenant, or of any subtenant, invitee, licensee, concessionaire, or their respective officers, agents or employees, is parked in any part of the Real Property other than those portions of the parking area(s) designated for this purpose by Landlord, or if Tenant shall exceed the number of parking spaces allocated to Tenant in the Basic Lease Provisions, then, in addition to Landlord’s rights and remedies provided in this Lease, Tenant will pay to Landlord $100.00 per day for each violation Tenant shall fail to immediately cure upon notice from Landlord (which notice may be in-person or telephonic).

29.	RELOCATION:

Landlord, at its sole expense, at any time before or during the Term, may relocate Tenant from the Premises to space of reasonably comparable size, window lines, utility and improvements (“Relocation Space”) within the Building or a comparable building in the business park of which the Building is a part upon ninety (90) days prior notice to Tenant.  From and after the date of the relocation, the Fixed Basic Rent and Tenant’s Percentage will be adjusted based upon the gross rentable area of the Relocation Space; but in no event will the Fixed Basic Rent or Tenant’s Percentage increase as a result of such relocation.  Landlord will pay Tenant the actual, reasonable out of pocket moving costs incurred by Tenant in connection with such relocation. Landlord will have no liability for any interference with Tenant’s business resulting from such relocation. Landlord shall bear and pay for the cost and expense of any such relocation including, but not limited to, the moving of any furniture and equipment and the reprinting of existing stationery.  In connection with any such relocation, the Landlord shall, at its own cost and expense, furnish and install in (or, if practicable, relocate to) the Relocation Space all walls, partitions, floors, floor coverings, ceilings, fixtures, wiring and plumbing, if any, together with Tenant’s trade fixtures, equipment, furniture, furnishings and other personal property required for the Tenant's proper use and occupancy thereof, all of which items shall be comparable in quality to those situated in the Premises. The Landlord shall make reasonable efforts to minimize such interference and, if requested by Tenant, shall relocate Tenant during Saturdays, Sundays and/or Business Holidays

30.	MISCELLANEOUS:

a)If any of the provisions of this Lease, or the application of such provisions, will be invalid or unenforceable, the remainder of this Lease will not be affected, and this Lease will be valid and enforceable to the fullest extent permitted by law.

b)Intentionally Omitted.

c)No representations or promises will be binding on the parties to this Lease except those representations and promises expressly contained in the Lease.

d)The article headings in this Lease are intended for convenience only and will not be taken into consideration in any construction or interpretation of this Lease or any of its provisions.

e)Force Majeure means and includes those situations beyond either party’s reasonable control, including acts of God; strikes; inclement weather; or, where applicable, the passage of time while waiting for an adjustment of insurance proceeds.  Any time limits required to be met by either party hereunder, whether specifically made subject to Force Majeure or not, except those related to the payment of Fixed Basic Rent or Additional Rent, will, unless specifically stated to the contrary elsewhere in this Lease, be automatically extended by the number of days by which any required performance is delayed due to Force Majeure.

f)Tenant consents to the receipt of electronic messages from Landlord or its affiliates.

g)No payment by Tenant or receipt by Landlord of a lesser amount than the Fixed Basic Rent and Additional Rent payable hereunder will be deemed to be other than a payment on account of the earliest stipulated Fixed Basic Rent and Additional Rent, nor will any endorsement or statement on any check or any letter accompanying any check or payment of Fixed Basic Rent or Additional Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Fixed Basic Rent and Additional Rent or to pursue any other remedy provided herein or by law. All obligations of Tenant under this Lease shall survive the expiration or earlier termination of this Lease.

h)No failure by either party to insist upon the strict performance of any covenant, agreement, term or condition of this Lease, or to exercise any right or remedy upon a breach of any such covenant, agreement, term or condition, and no acceptance by Landlord of full or partial rent during the continuance of any such breach by Tenant, will constitute a waiver of any such breach or of such covenant, agreement, term or condition.  No consent or waiver, express or implied, by either party to or of any breach of any covenant, condition or duty of the other party will be construed as a consent or waiver to or of any other breach of the same or any other covenant, condition or duty, unless such consent or waiver is in writing and signed by the party granting such consent or waiver.

i)Landlord covenants that if, and so long as, Tenant pays Fixed Basic Rent and any Additional Rent as required under this Lease, and performs Tenant’s other covenants under the Lease, Landlord will do nothing to affect Tenant’s right to peaceably and quietly have, hold and enjoy the Premises for the Term, subject to the provisions of this Lease.

j)The provisions of this Lease will apply to, bind and inure to the benefit of Landlord and its respective heirs, successors, legal representatives and assigns.  The term "Landlord" as used in this Lease means only the owner or a master lessee of the Building, so that in the event of any sale of the Building or of any master lease thereof, the Landlord named herein will be and hereby is entirely freed and relieved of all covenants and obligations of Landlord under this Lease accruing after such sale, and it will be deemed without further agreement that the purchaser or the new master lessee of the Building has assumed and agreed to carry out any and all covenants and obligations of Landlord accruing under this Lease after such sale.

k)Landlord reserves the right unilaterally to alter Tenant's ingress and egress to the Building or make any change in operating conditions to restrict pedestrian, vehicular or delivery ingress and egress to a particular location, or at any time close temporarily any Common Facilities to make repairs or changes therein or to effect construction, repairs or changes within the Building, or to discourage non-tenant parking, and may do such other acts in and to the Common Facilities as in Landlord’s sole judgment may be desirable to improve their convenience. Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use and enjoyment of the Premises while exercising is rights hereunder.

l)To the extent such waiver is permitted by law, the parties waive trial by jury in any action or proceeding brought in connection with this Lease or the Premises.  This Lease will be governed by the laws of the State (without the application of any conflict of laws principles), and any action or proceeding in connection with this Lease shall be decided in the courts of the State.

m)Tenant agrees not to disclose the terms, covenants, conditions or other facts with respect to this Lease, including the Fixed Basic Rent and Additional Rent, to any person, corporation, partnership, association, newspaper, periodical or other entity, except to Tenant’s accountants or attorneys (who shall also be required to keep the terms of this Lease confidential) or as required by law, including but not limited to filing requirements of the Securities and Exchange Commission or other statutes, laws or regulations with respect to securities.  This non-disclosure and confidentiality agreement will be binding upon Tenant without limitation as to time, and a breach of this paragraph will constitute a material breach under this Lease.  Furthermore, any inspection and/or audit Tenant is permitted to perform pursuant to this Lease shall be subject to Tenant and/or Tenant’s Certified Public Accounting firm executing a confidentiality agreement reasonably acceptable to Landlord prior to the commencement of any such inspection and/or audit. In addition, Tenants employees, contractors, etc. shall keep any of the terms and conditions of this Lease and any future inspections and/or audits, including any billing statements and/or any backup supporting those statements, confidential.

n)Any State statutory provisions dealing with termination rights due to casualty, condemnation, delivery of possession or any other matter dealt with by this Lease are superseded by the terms of this Lease.

o)Whenever it is provided that Landlord will not unreasonably withhold, condition or delay consent or approval or will exercise its judgment reasonably (such consent or approval and such exercise of judgment being collectively referred to as "consent"), if Landlord delays, conditions or refuses such consent, Tenant waives any claim for money damages (including any claim for money damages by way of setoff, counterclaim or defense) based upon any claim or assertion that Landlord unreasonably withheld, conditioned or delayed consent.  Tenant's sole remedy will be specific performance.  Failure on the part of Tenant to seek relief within 30 days after the date upon which Landlord has withheld, conditioned or delayed its consent will be deemed a waiver of any right to dispute the reasonableness of such withholding, conditioning or delaying of consent.

p)Notwithstanding anything to the contrary contained in this Lease, in no event will Landlord or Tenant be liable to the other for the payment of consequential, punitive or speculative damages, except as provided in Article 19 hereof.

31.	TERMINATION OPTION

Notwithstanding anything to the contrary contained herein, Lessee shall have a one-time option to surrender the Premises (“Termination Option”) in accordance with the following terms and conditions:

a)If Tenant desires to exercise the Termination Option, Tenant shall give Landlord irrevocable written notice (“Termination Notice”) of Tenant’s exercise of this Termination Option, which Termination Notice must be received by Landlord no later than the date that is twelve (12) full months prior to the Termination Date.  TIME IS OF THE ESSENCE with respect to Landlord’s receipt of the Termination Notice and all other deadlines in this Article.

b)If Tenant gives the Termination Notice and complies with all the provisions in this Article, the Lease as it applies to the Premises only shall terminate at 11:59 p.m. on the last day of the month during which the day prior to the one hundred third (103rd) month anniversary of the Commencement Date occurs (the “Termination Date”).

c)In consideration for Tenant’s termination of this Lease, Tenant shall pay Landlord the then unamortized costs and expenses incurred by Landlord in connection with this Lease including but not limited to the cost of the Work, brokerage commissions and rent concessions as same shall be amortized (together an interest factor of 8% per annum) over the Term (“Termination Fee”). Such Termination Fee shall be paid simultaneously with the Termination Notice sent by Tenant to Landlord.

d)Tenant’s obligations to pay Fixed Basic Rent, Additional Rent, and any other costs or charges under this Lease, and to perform all other Lease obligations for the period up to and including the Termination Date, shall survive the termination of this Lease.

e)Notwithstanding the foregoing, if at any time during the period on or after the date on which Tenant shall exercise its Termination Option, up to and including the Termination Date, Tenant shall be in default of this Lease beyond the expiration of any applicable notice and cure period, then Landlord may elect, but is not obligated, to: (i) cancel and declare null and void Tenant’s exercise of the Termination Option and this Lease shall continue in full force and effect for the full Term hereof unaffected by Tenant’s exercise of the Termination Option; and/or (ii) retain the Termination Fee as a credit against any and all damages and expenses related directly or indirectly to Tenant’s default under the Lease and apply any remaining balance of the Termination Fee, if any, towards the next payments of Fixed Basic Rent or Additional Rent then coming due until the Termination Fee is fully expended.  If Landlord does not cancel Tenant’s exercise of the Termination Option after Tenant’s default, Tenant shall cure any default within the period of time specified in this Lease and this obligation shall survive the Termination Date.

f)In the event Tenant exercises the Termination Option, Tenant covenants and agrees to surrender full and complete possession of the Premises to Landlord on or before the Termination Date vacant, broom-clean, in good order and condition, and, in accordance with the provisions of this Lease, and thereafter the Premises shall be free and clear of all leases, tenancies, and rights of occupancy of any entity claiming by or through Tenant.

g)If Tenant shall fail to deliver possession of the Premises on or before the Termination Date in accordance with the terms hereof, Tenant shall be deemed to be a holdover Tenant from and after the Termination Date, and in such event all covenants and terms of Article 19 shall apply and shall also be liable to Landlord for all costs and expenses incurred by Landlord in securing possession of the Premises.  Landlord may accept any such sums from Tenant without prejudice to Landlord’s right to evict Tenant from the Premises by any lawful means.

h)If Tenant properly and timely exercises the Termination Option and properly and timely satisfies all other monetary and non-monetary obligations under this Lease, the Lease as it applies to the Premises shall cease and expire on the Termination Date with the same force and effect as if said Termination Date were the date originally provided in this Lease as the Expiration Date of the Term hereof.

i)If this Lease has been assigned or all or a portion of the Premises has been sublet, other than in accordance with a Permitted Transfer, this Termination Option shall be deemed null and void and neither Tenant nor any assignee or subtenant shall have the right to exercise such option.

32.	OPTION TO RENEW

a)If the term of this Lease shall then be in full force and effect and Tenant is not then in default hereunder beyond the expiration of any applicable notice and cure period, Tenant shall have the option to extend the term of this Lease for a period of five (5) years (the "Renewal Term") commencing on the day immediately following the Expiration Date, provided however that Tenant shall give Landlord notice of Tenant’s election to extend the term no earlier than fifteen (15) months prior to the Expiration Date nor later than twelve (12) months prior to the Expiration Date of the term, TIME BEING OF THE ESSENCE in connection with the exercise of Tenant's option pursuant to this Article.

b)Such extension of the term of this Lease shall be upon the same covenants and conditions, as herein set forth except for the Fixed Basic Rent (which shall be determined in the manner set forth below) and adjustment of the Calendar Year, and except that Tenant shall have no further right to extend the term of this Lease after the exercise of the single option described in paragraph (a) of this Section.  If Tenant shall duly give notice of its election to extend the term of this Lease, the Renewal Term shall be added to and become a part of the Term of this Lease (but shall not be considered a part of the initial Term), and any reference in this Lease to the "Term of this Lease", the "Term hereof", or any similar expression shall be deemed to include such Renewal Term, and, in addition, the term "Expiration Date" shall thereafter mean the last day of such Renewal Term.  Landlord shall have no obligation to perform any alteration or preparatory or other work in and to the Premises or provide a tenant improvement allowance and Tenant shall continue possession thereof in its "as is" condition.

c)If Tenant exercises its option for the Renewal Term, the Fixed Basic Rent during the Renewal Term shall be the fair market rent for the Premises, as hereinafter defined., taking into consideration any additional components, included but not limited to items such as rent abatement, tenant improvements, brokerage commissions, etc., and the fact that Tenant shall receive a new base year for the renewal term.).

d)Landlord and Tenant shall use commercially reasonable efforts, within thirty (30) days after Landlord receives Tenant's notice of its election to extend the Term of this Lease for the Renewal Term ("Negotiation Period"), to agree upon the Fixed Basic Rent to be paid by Tenant during the Renewal Term.  If Landlord and Tenant shall agree upon the Fixed Basic Rent for the Renewal Term, the parties shall promptly execute an amendment to this Lease stating the Fixed Basic Rent for the Renewal Term.

e)If the parties are unable to agree on the Fixed Basic Rent for the Renewal Term during the Negotiation Period, then within fifteen (15) days after notice from the other party, given after expiration of the Negotiation Period, each party, at its cost and upon notice to the other party, shall appoint a person to act as an appraiser hereunder, to determine the fair market rent for the Premises for the Renewal Term.  Each such person shall be a real estate broker or appraiser with at least ten years' active commercial real estate appraisal or brokerage experience (involving the leasing of office space as agent for both landlords and tenants) in Morris County, New Jersey.  If a party does not appoint a person to act as an appraiser within said fifteen (15) day period, the person appointed by the other party shall be the sole appraiser and shall determine the aforesaid fair market rent.  Each notice containing the name of a person to act as appraiser shall contain also the person's address.  Before proceeding to establish the fair market rent, the appraisers shall subscribe and swear to an oath fairly and impartially to determine such rent.

If the two appraisers are appointed by the parties as stated in the immediately preceding paragraph, they shall meet promptly and attempt to determine the fair market rent.  If they are unable to agree within forty-five (45) days after the appointment of the second appraiser, they shall attempt to select a third person meeting the qualifications stated in the immediately preceding paragraph within fifteen (15) days after the last day the two appraisers are given to determine the fair market rent.  If they are unable to agree on the third person to act as appraiser within said fifteen (15) day period, the third person shall be appointed by the American Arbitration Association (the “Association”), upon the application of Landlord or Tenant to the office of the Association nearest the Building.  The person appointed to act as appraiser by the Association shall be required to meet the qualifications stated in the immediately preceding paragraph.  Each of the parties shall bear fifty percent (50%) of the cost of appointing the third person and of paying the third person's fees.  The third person, however selected, shall be required to take an oath similar to that described above.

The three appraisers shall meet and determine the fair market rent.  A decision in which two of the three appraisers concur shall be binding and conclusive upon the parties.  In deciding the dispute, the appraisers shall act in accordance with the rules then in force of the Association, subject however, to such limitations as may be placed on them by the provisions of this Lease.

Notwithstanding the foregoing, in no event shall the Fixed Basic Rent during the Renewal Term be less than the Fixed Basic Rent during the last year of the Term of this Lease immediately preceding the Renewal Term.

f)After the fair market rent for the Renewal Term has been determined by the appraiser or appraisers and the appraiser or appraisers shall have notified the parties, at the request of either party, both parties shall execute and deliver to each other an amendment of this Lease stating the Fixed Basic Rent for the Renewal Term.

g)If the Fixed Basic Rent for the Renewal Term has not been agreed to or established prior to the commencement of the Renewal Term, then Tenant shall pay to Landlord an annual rent ("Temporary Rent") which Temporary Rent shall be equal to the Fixed Basic Rent payable by Tenant for the last year of the Term immediately preceding the Renewal Term.  Thereafter, if the parties shall agree upon a Fixed Basic Rent, or the Fixed Basic Rent shall be established upon the determination of the fair market rent by the appraiser or appraisers, at a rate at variance with the Temporary Rent (i) if such Fixed Basic Rent is greater than the Temporary Rent, Tenant shall promptly pay to Landlord the difference between the Fixed Basic Rent determined by agreement or the appraisal process and the Temporary Rent, or (ii) if such Fixed Basic Rent is less than the Temporary Rent, Landlord shall credit to Tenant's subsequent monthly installments of Fixed Basic Rent the difference between the Temporary Rent and the Fixed Basic Rent determined by agreement or the appraisal process.

h)In describing the fair market rent during the Renewal Term, the appraiser or appraisers shall be required to take into account the rentals at which lease renewals are then being concluded (as of the last day of the Term) (for five (5) year leases without renewal options with the landlord and tenant each acting prudently, with knowledge and for self-interest, and assuming that neither is under undue duress) for comparable space in the Building and in comparable office buildings in Morris County, New Jersey.

i)The option granted to Tenant under this Article 32 may be exercised only by Tenant, its permitted successors and assigns, and not by any subtenant or any successor to the interest of Tenant by reason of any action under the Bankruptcy Code, or by any public officer, custodian, receiver, United States Trustee, trustee or liquidator of Tenant or substantially all of Tenant's property.  Tenant shall have no right to exercise this option subsequent to the date Landlord shall have the right to give the notice of termination referred to in Article 10 of the Lease unless Tenant cures the default within the applicable grace period.  Notwithstanding the foregoing, Tenant shall have no right to extend the term if, at the time it gives notice of its election (i) Tenant shall not be in occupancy of substantially all of the Premises or (ii) the Premises (or any part thereof) shall be the subject of a sublease, other than in accordance with a Permitted Transfer, for the remainder of the Term.  If Tenant shall have elected to extend the term, such election shall be (at Landlord’s sole option) deemed withdrawn if, at any time after the giving of notice of such election and prior to the commencement of the Renewal Term, Tenant shall sublease (all or any portion of) the Premises or assign Tenant’s interest in this Lease.

EACH PARTY AGREES that it will not raise or assert as a defense to any obligation under this Lease, or make any claim that this Lease is invalid or unenforceable, due to any failure of this document to comply with ministerial requirements, including requirements for corporate seals, attestations, witnesses, notarizations or other similar requirements, and each party hereby waives the right to assert any such defense or make any claim of invalidity or unenforceability due to any of the foregoing.

This Lease may be executed in multiple counterparts, each of which, when assembled to include an original signature for each party contemplated to sign this Lease, will constitute a complete and fully executed original. All such fully executed counterparts will collectively constitute a single Lease agreement.  Tenant expressly agrees that if the signature of Landlord and/or Tenant on this Lease is not an original, but is a digital, mechanical or electronic reproduction (such as, but not limited to, a photocopy, fax, e-mail, PDF, Adobe image, JPEG, telegram, telex or telecopy), then such digital, mechanical or electronic reproduction shall be as enforceable, valid and binding as, and the legal equivalent to, an authentic and traditional ink-on-paper original wet signature penned manually by its signatory.

The parties to this Lease have executed and delivered this Lease as of the date set forth above.

LANDLORD:		TENANT:

3 Sylvan Realty L.L.C.		geron CORPORATION

By:	3 Sylvan Holding L.L.C., sole member

By:	Mack-Cali Property Trust, sole member

By:	/s/ Nicholas Hilton	By:	/s/ John A. Scarlett
	Nicholas Hilton	Name:	John A. Scarlett
	Executive Vice President of Leasing	Title:	Chairman, President and Chief Executive Officer

EXHIBIT A

LOCATION OF PREMISES

Exhibit A – Page 1 of 1

EXHIBIT B

RULES AND REGULATIONS

1.

OBSTRUCTION OF PASSAGEWAYS: Tenant will not: (i) obstruct the sidewalks, entrance(s), passages, courts, elevators, vestibules, stairways, corridors and other public parts of the Building, or (ii) interfere with the ability of Landlord and other tenants to use and enjoy any of these areas, and (iii) use them for any purpose other than ingress and egress.

2.

WINDOWS:  Tenant will not cover or obstruct windows in the Premises, other than with blinds, curtains or similar items.  No bottles, parcels or other articles will be placed on the windowsills, in the halls, or in any other part of the Building other than the Premises.  No article will be thrown out of the doors or windows of the Premises.

3.

PROJECTIONS FROM BUILDING: No awnings, air-conditioning units or other fixtures will be attached to the outside walls or the window sills of the Building or otherwise affixed so as to project from the Building, without the prior written consent of Landlord.

4.

SIGNS:  Tenant will not affix any sign or lettering to any part of the outside of the Premises, or any part of the inside of the Premises so as to be visible from the outside of the Premises, without the prior written consent of Landlord.  However, Tenant will have the right to place its name on any door leading into the Premises, the size, color and style thereof to be subject to the Landlord’s approval. Tenant’s name will be placed on the Building directory.  Tenant will not have the right to have additional names placed on the Building directory without Landlord's prior written consent.

5.

FLOOR COVERING: Tenant will not lay linoleum or other similar floor covering so that the same will come in direct contact with the floor of the Premises.  If linoleum or other similar floor covering is desired to be used, an interlining of builder’s deadening felt will first be fixed to the floor by a paste or other material that may easily be removed with water.  The use of cement or other similar adhesive material for this purpose is expressly prohibited.

6.

INTERFERENCE WITH OCCUPANTS OF BUILDING: Tenant will not make, or permit to be made, any unseemly or disturbing noises or odors and will not interfere with other tenants or those having business with them.  Tenant will keep all mechanical apparatus in the Premises free of vibration and noise which may be transmitted beyond the limits of the Premises.

7.

LOCK KEYS: No additional locks or bolts of any kind will be placed on any of the doors or windows by Tenant.  Tenant will, on the expiration or earlier termination of Tenant’s tenancy, deliver to Landlord all keys to any space within the Building either furnished to or otherwise procured by Tenant, and in the event of the loss of any keys furnished, Tenant will pay to Landlord the cost thereof.  Tenant, before closing and leaving the Premises, will ensure that all windows are closed and entrance doors locked.  Nothing in this Paragraph 7 will be deemed to prohibit Tenant from installing a security system within the Premises, provided: (1) Tenant obtains Landlord’s consent which will not be unreasonably withheld or delayed; (2) Tenant supplies Landlord with copies of the plans and specifications of the system; (3) such installation will not damage the Building or any Common Facilities; (4) all costs of installation and removal (if required by Landlord) will be borne solely by Tenant; and (5) Landlord is afforded the security code or other means of access to the Premises for purposes permitted under the Lease.

8.

CONTRACTORS: Tenant will not enter into any contract of any kind with any supplier of towels, water, toilet articles, waxing, rug shampooing, venetian blind washing, furniture polishing, lamp servicing, cleaning of electrical fixtures, removal of waste paper, rubbish or garbage, or other like service, nor will Tenant install or cause to be installed any machine of any kind (other than customary office equipment) in the Premises, other portions of the Building or the Real Property without the prior written consent of the Landlord.  Tenant will not employ any persons other than Landlord’s janitors for the purpose of cleaning the Premises without the prior written consent of Landlord.  Landlord will not be responsible to Tenant for any loss of property from the Premises, however occurring, or for any damage to the effects of Tenant by such janitors or any of its employees, or by any other person or any other cause.

9.

PROHIBITED ON PREMISES: Tenant will not conduct, or permit any other person to conduct, any auction upon the Premises, nor will Tenant manufacture or store, or permit others to manufacture or store, goods, wares or merchandise upon the Premises, without the prior written approval of Landlord, except the storage in customary amounts of ordinary office supplies to be used by Tenant in the conduct of its business.  Tenant will not permit the Premises to be used for gambling.  Tenant will not permit any portion of the Premises to be occupied as an office for a public stenographer or typewriter, or for the manufacture or sale of intoxicating beverages, narcotics, tobacco in any form or as a barber or manicure shop or for any medical use, including medical testing on humans or animals.  Canvassing, soliciting and peddling at the Real Property are prohibited, and Tenant will cooperate to prevent the same.  No bicycles, vehicles or animals of any kind will be brought into or kept in or about the Building, except guide dogs.

10.

PLUMBING, ELECTRIC AND TELEPHONE WORK: Plumbing facilities will not be used for any purpose other than those for which they were constructed; and no sweepings, rubbish, ashes, newspaper or other substances of any kind will be thrown into them.  Waste and excessive or unusual amounts of electricity or water use is prohibited.  When electric or communications wiring of any kind is introduced, it must be connected as directed by Landlord, and no stringing or cutting of wires will be allowed, except by prior written consent of Landlord, and will be done by contractors approved by Landlord.

11.

MOVEMENT OF FURNITURE, FREIGHT OR BULKY MATTER: The carrying in or out of freight, furniture or bulky matter of any description must take place during such hours as Landlord may from time to time reasonably determine and only after advance notice to the manager of the Building.  The persons employed by Tenant for such work must be reasonably acceptable to Landlord and provide liability insurance reasonably satisfactory to Landlord.  Tenant may, subject to these provisions, move freight, furniture, bulky matter, and other material into or out of the Premises on Saturdays between the hours of 9:00 a.m. and 1:00 p.m., provided Tenant pays additional costs, if any, incurred by Landlord for elevator operators or security guards, and for any other expenses occasioned by such activity

Exhibit B – Page 1 of 2

of Tenant.  If, at least three (3) days prior to such activity, Landlord requests that Tenant deposit with Landlord a sum which Landlord reasonably estimates to be the amount of such additional cost, the Tenant will deposit such sum with Landlord as security for such cost.  There will not be used in the Building or Premises, either by Tenant or by others, any hand trucks except those equipped with rubber tires and side guards, and no hand trucks will be allowed in the elevators without the consent of the superintendent of the Building.

12.

SAFES AND OTHER HEAVY EQUIPMENT: Landlord reserves the right to prescribe the weight and position of all safes and other heavy equipment so as to distribute their weight properly and to prevent any unsafe condition from arising.  Tenant will not place a load upon any floor of the Premises exceeding the floor load per square foot area which it was designed to carry or which is allowed by law.

13.

ADVERTISING:  Landlord may prohibit any advertising by Tenant which in Landlord’s reasonable opinion tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, Tenant will refrain from or discontinue such advertising.

14.	NON-OBSERVANCE OR VIOLATION OF RULES BY OTHER TENANTS: Landlord will not be responsible to Tenant for non-observance or violation of any of these rules and regulations by any other tenant.
15.

AFTER HOURS USE: Landlord reserves the right to exclude from the Building during Building Hours and at all hours on Saturdays, Sundays and Building Holidays, all persons who do not present a pass to the Building signed by the Tenant.  Each Tenant will be responsible for all persons for whom such a pass is issued and will be liable to the Landlord for the acts of such persons.

16.	RESERVATION OF RIGHTS: Landlord reserves to itself any and all rights not granted to Tenant hereunder, including the following:
a)	the exclusive right to the use of the name of the Building for all purposes, except that Tenant may use the name as its business address and for no other purposes;
b)	the right to change the name or address of the Building, without incurring any liability to Tenant for doing so;
c)	the right to install and maintain signs on the exterior of the Building;
d)	the exclusive right to use and/or allow others to use the roof of the Building;
e)	the right to limit the space on the directory of the Building to be allotted to Tenant; and
f)	the right to grant to anyone the right to conduct any particular business or undertaking in the Building.
17.

HEALTH AND SAFETY: Tenant will be responsible for initiating, maintaining and supervising all health and safety precautions and/or programs required by Legal Requirements applicable to the Premises and/or Tenant’s use and occupancy of the Premises.

-- END --

Exhibit B – Page 2 of 2

EXHIBIT C

WORKLETTER AGREEMENT

GERON CORPORATION (“Tenant”) and we 3 SYLVAN REALTY L.L.C. (“Landlord”) are executing a written lease (“Lease”), covering 9,815 gross rentable square feet on the second (2nd) floor, as more particularly described in the Lease (“Premises”).

With respect to the construction work being conducted in or about the Premises, each party agrees to be bound by the approval and actions of their respective construction representatives.  Unless changed by written notification, the parties designate the following individuals as their respective construction representatives:

FOR LANDLORD:	FOR TENANT:

Robert Wilber
c/o Mack-Cali Realty Corporation
331 Newman Springs Road
Red Bank, New Jersey 07701
(732) 433-3687
rwilber@mack-cali.com

To induce Tenant to enter into the Lease (which is hereby incorporated by reference) and in consideration of the covenants contained in this Workletter Agreement (the “Workletter”), Landlord and Tenant agree as follows:

1.

Landlord will have its architect prepare the following architectural and mechanical drawings and specifications based upon the sketch layout supplied to Landlord by Tenant marked PP1 & PP2 dated January 23, 2019.

a.	Architectural drawings and specifications for Tenant’s partition layout, reflected ceiling, placement of electrical outlets and other installations for the work to be done by Landlord.
b.	Mechanical plans and specifications where necessary for installation of air conditioning systems, ductwork and heating.

All such plans and specifications are expressly subject to Landlord’s written approval, which approval will not be unreasonably withheld.

2.

Landlord agrees to cause the partition plan, electrical plan and the reflected ceiling plan to be delivered to Tenant on or before the fifteenth (15th) day after Lease execution.  Tenant agrees to approve the plans by initialing and returning them to Landlord within three (3) days of receipt of each plan.  Landlord will file the plans with the appropriate governmental agencies. This Lease is expressly conditioned upon Landlord obtaining a building permit from the appropriate government official for the Work (as hereinafter defined).

3.

Landlord agrees, at its expense and without charge to Tenant (unless otherwise provided), to do the work in the Premises as shown on the approved plans described above and described on the “Description of Materials” schedule attached to this Workletter, which will be referred to as the “Work” in the following provisions of this Workletter.  “Building Standard” will mean the type and grade of material, equipment and/or device designated by Landlord as standard for the Building.  All items are Building Standard unless otherwise noted.

4.	Intentionally Omitted
5.	All low partitioning, workstation modules, bank screen partitions and prefabricated partition systems will be furnished and installed by Tenant at its expense.
6.

The installation or wiring of telephone and computer (data) outlets is not part of the Work. Tenant will bear the responsibility to provide its own telephone and data systems at Tenant’s sole cost and expense.

7.

Changes in the Work, if necessary or requested by the Tenant, will be accomplished after the execution of the Lease and this Workletter, and without invalidating any part of the Lease or Workletter, by written agreement between Landlord and Tenant (referred to as a “Change Order”).  Each Change Order will be prepared by Landlord and signed by both Tenant and Landlord stating their agreement on all of the following:

a.	The scope of the change in the Work; and
b.	The cost of the change; and
c.	The manner in which the cost will be paid; and
d.	The estimated extent of any adjustment to the Commencement Date (if any) as a result of the change in the Work.

Each and every Change Order will be signed by Landlord’s and Tenant’s respective construction representatives.  In no event will any Change Order(s) be permitted without such authorizations.  A 10% supervision plus 10% overhead charge will be added to the cost of any Change Order and to the cost of any other work to be performed by Landlord in the Premises after Landlord’s completion of the Work.  If Tenant fails to approve any such Change Order within one (1) week, it will be deemed disapproved in all respects by Tenant, and Landlord will not be authorized to proceed on it.  Any increase in the cost of the Work or the

Exhibit C – Page 1 of 4

change in the Work stated in a Change Order which results from Tenant's failure to timely approve and return said Change Order will be paid by Tenant.  Tenant agrees to pay Landlord the cost of any Change Order upon receipt of an invoice for the Change Order.

8.

If Tenant elects to use the architect suggested by Landlord, this architect becomes solely the Tenant's agent with respect to the plans, specifications and the Work.  If any change is made after completion of schematic drawings and prior to completion of final construction documents which result in a Change Order and additional costs, such costs will be the responsibility of the Tenant.

9.

Prior to the earlier of the date on which the Work is substantially completed or the date on which Tenant occupies, uses or takes possession of all or any part of the Premises, Tenant will identify and list any portion of the Work which does not conform to this Workletter (“Punch List”).  Provided: (i) Tenant prepares and submits to Landlord on the earlier of (time being of the essence) either the date on which The Work is substantially completed or the date Tenant first uses, occupies or takes possession of all or any part of the Premises, a written list detailing the Punch- List Items and (ii) said written list, as prepared by Tenant, is approved in writing by Landlord, in its sole discretion, then, Landlord shall use reasonable efforts to commence the performance of such Punch-List Items within thirty (30) days after Tenant receives from Landlord its written approval of said list detailing the Punch-List Items, and thereafter Landlord shall proceed with reasonable diligence in the completion thereof.

10.	The terms contained in the Lease (which includes all Exhibits to the Lease) constitute Landlord’s agreement with Tenant with respect to the Work.
11.

Except as set forth in the last sentence of this paragraph, all Work within the Premises will become the property of Landlord upon installation.  No refund, credit or removal of any Work will be permitted at the expiration or earlier termination of the Lease.  Items installed that are not integrated in any way with the Work (e.g., furniture and other trade fixtures) become the property of Tenant upon installation.

12.

It is agreed that notwithstanding the date provided in the Basic Lease Provisions for the Commencement Date, the term will not commence until the earlier of (i) the date Tenant (or anyone claiming under or through Tenant) occupies all or any part of the Premises or (ii) the date Landlord has “substantially completed” the Work; provided, however, that if Landlord is delayed in substantially completing the Work as a result of:

a.	Tenant’s failure to approve the plans and specifications in accordance with Paragraph 2 of this Workletter;
b.

Tenant’s failure to furnish interior finish specifications (i.e., paint colors, carpet selection, etc.) to Landlord by the fifth (5th) business day after Tenant has approved the plans and specifications pursuant to Paragraph 2;

c.	Tenant’s request for materials, finishes or installations other than Landlord’s Building Standard;
d.	Tenant’s changes in the Work;
e.	The performance of a person, firm, partnership or corporation employed by Tenant and the non-completion of work by such person, firm, partnership or corporation;
f.

Any act or omission of Tenant which delays the Work or governmental inspections and approvals, including, if necessary and without limitation, failure to install furniture and/or failure to obtain low voltage wiring permits;

g.	Any default by Tenant under the Lease, including, but not limited to, Tenant’s failure to deliver the Security Deposit to Landlord, or Tenant’s failure to provide Landlord with evidence of insurance;

then the Commencement Date will be accelerated by the number of days of such delay, and Tenant’s obligation to pay Fixed Basic Rent and Additional Rent will commence as of such earlier date.

13.

Landlord will permit Tenant and its agents to enter, as licensees only, without any rental obligation, the Premises at least fifteen (15) days prior to the Commencement Date so that Tenant may perform through its own contractors such other work and decorations as Tenant may desire at the same time Landlord’s contractors are working in the Premises.  The foregoing license to enter prior to the Commencement Date, however, is conditioned upon:

a.

Tenant’s general contractors, workmen and mechanics working in harmony and not interfering with the labor employed by Landlord, Landlord’s mechanics or contractors or by any other tenant or occupant of the Building or their general contractors, mechanics or contractors, if any;

b.

Tenant providing Landlord with evidence of Tenant’s contractors and subcontractors carrying such worker’s compensation insurance as required by law, commercial general liability and property insurance in amounts no less than the amounts set forth in Article 22 a) of the Lease.  If at any time any disharmony or interference occurs by virtue of, directly or indirectly, the presence of Tenant or its general contractors, workmen or mechanics in the Building, Landlord shall give forty-eight (48) hours written notice to Tenant and within twenty-four (24) hours Tenant shall resolve any dispute so that the tenor of the construction process and the operation of the Building is returned to that which existed prior to Landlord’s notice.  Such entry will be deemed controlled by all of the terms, covenants, provisions and conditions of the Lease. Landlord will not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s decorations or installations made prior to the Commencement Date, the same being solely at Tenant’s risk; and

c.	Tenant will use union contractors if required by Landlord.

Exhibit C – Page 2 of 4

14.

No part of the Premises will be deemed unavailable for occupancy by Tenant, nor will any work which the Landlord is obligated to perform in such part of the Premises be deemed incomplete for the purpose of any adjustment of Fixed Basic Rent payable under the Lease, if minor details of construction, decoration or mechanical adjustments exist and the non-completion of such details does not materially interfere with the Tenant’s use of such part of the Premises.

15.

If construction is to occur in a space occupied by Tenant’s employees, Tenant will be liable for all costs associated with a delay, if Tenant fails to comply with a submitted construction schedule to relocate personnel, furniture or equipment.  These costs will include, but not be limited to, the following:

a.	cost of construction workers time wasted;
b.	cost of any overtime work necessary to meet schedule deadlines; and
c.	any other costs associated with delays in final completion.
16.

This Workletter is based on the materials and layouts set forth or referenced in the Workletter.  Any change to the materials and layout will require a recalculation of construction costs and any increases in costs shall be Tenant’s responsibility.  Such recalculation will not negate any other Article of this Lease.

17.	All sums payable by Tenant to Landlord in connection with this Exhibit C and any other work to be performed by Landlord within the Premises and billable to Tenant will be deemed Additional Rent.

-END-

Exhibit C – Page 3 of 4

Description of Materials

Exhibit C – Page 4 of 4

EXHIBIT D

CLEANING SERVICES

TENANT'S PREMISES

1.	Vacuum clean all carpeted areas.
2.	Sweep and dust mop all non-carpeted areas. Wet mop whenever necessary.
3.

All office furniture such as desks, chairs, files, filing cabinets, etc. will be dusted with a clean treated dust cloth whenever necessary and only if such surfaces are clear of Tenant’s personal property including but not limited to plants.

4.	Empty wastepaper baskets and remove waste to designated areas.
5.	All vertical surfaces within arms reach will be spot cleaned to remove finger marks and smudges. Baseboard and window sills are to be spot cleaned whenever necessary.
6.

All cleaning of cafeterias, vending areas, kitchen facilities and restrooms exclusively serving the Premises are excluded.  Tenant may make necessary arrangements for cleaning these areas directly with Landlord's cleaning maintenance company.

7.	Cleaning services will be performed Monday through Friday only
8.	No cleaning service is provided on Saturday, Sunday and Building Holidays.
9.	Cartons or refuse in excess of that which can be placed in wastebaskets will not be removed. Tenant is responsible to place such unusual refuse in trash dumpster.
10.

Cleaning maintenance company will neither remove nor clean tea, office cups or similar containers.  If such liquids are spilled in wastebaskets, the wastebaskets will be emptied but not otherwise cleaned.  Landlord will not be responsible for any stained carpet caused from liquids leaking or spilling from Tenant’s wastebaskets.

11.

Glass entrance doors will be cleaned daily.  Interior glass doors or glass partitions are excluded. Tenant may make arrangements for cleaning interior glass doors and partitions with Landlord’s cleaning maintenance company.

COMMON AREAS

1.	Vacuum all carpeting in entrance lobbies, outdoor mats and all corridors.
2.	Wash glass doors in entrance lobby with a clean damp cloth and dry towel.
3.	Sweep and/or wet mop all resilient tile flooring. Clean hard surface floors such as quarry tile, etc.
4.	Wash, clean and disinfect water fountains.
5.	Clean all elevator cabs and stairwells.
6.	Lavatories -- Men and Women.
a.	Floors in all lavatories will be wet mopped with a germicidal detergent to ensure a clean and germ-free surface.
b.	Wash and polish all mirrors, shelves, bright work including any piping and toilet seats.
c.	Wash and disinfect wash basins and sinks using a germicidal detergent.
d.	Wash and disinfect toilet bowls and urinals.
e.	Keep lavatory partitions, tiled walls, dispensers and receptacles in a clean condition using a germicidal detergent when necessary.
f.	Empty and sanitize sanitary disposal receptacles.
g.	Fill toilet tissue holders, towel dispensers and soap dispensers. Refills to be supplied by Landlord or its cleaning contractor.
7.	Clean all air ventilation grill work in ceilings.
8.	Common Area cleaning services will be performed Monday through Friday only
9.	No Common Area cleaning service will be provided on Saturday, Sunday and Building Holidays.

Exhibit D – Page 1 of 1

EXHIBIT E

BUILDING HOLIDAYS

BUILDING CLOSED

* NEW YEAR'S DAY *

* MEMORIAL DAY *

* INDEPENDENCE DAY *

* LABOR DAY *

* THANKSGIVING DAY *

* CHRISTMAS DAY *

-- END --

Exhibit E – Page 1 of 1

EXHIBIT F

COMMENCEMENT DATE AGREEMENT

1.0	PARTIES

THIS AGREEMENT made the _________day of ________, 2016 is by and between ________________ (“Landlord”) whose address is c/o Mack-Cali Realty Corporation, Harborside 3, 210 Hudson Street, Suite 400, Jersey City, New Jersey 07311 and _________________________ (“Tenant”) whose address is ________________________________________.

2.0	STATEMENT OF FACTS
2.1

Landlord and Tenant entered into a Lease dated ____________, 2016 (referred to as the “Lease” in this Agreement) setting forth the terms of occupancy by Tenant of approximately _______ gross rentable square feet on the _____ (___) floor (referred to as the “Premises” in this Agreement) at _____________________________ (referred to as “Building” in this Agreement); and

center2794275002.2	The Commencement Date of the Term of the Lease has been determined in accordance with the provisions of Article 20 of the Lease.
3.0	STATEMENT OF TERMS

The parties conclusively agree that they have received good and valuable consideration for making the following agreements:

3.1

The Commencement Date of the Term of the Lease is __________, 2016 and the Expiration Date of the Term is _____________, 2016, and Articles 4 and 6 of the Basic Lease Provisions are modified accordingly.

3.2

Tenant represents and warrants to Landlord that (i) there exists no default under the Lease either by Tenant or Landlord; and (ii) there exists no offset, defense or counterclaim to Tenant’s obligations under the Lease.

3.3	This Agreement is executed by the parties hereto for the purpose of providing a record of the Commencement and Expiration Dates of the Lease.

EXCEPT as modified in this Agreement, the Lease will remain in full force and effect as if the same were set forth in full in this Agreement, and Landlord and Tenant ratify and confirm all the terms and conditions of the Lease as modified by this Agreement.

THIS AGREEMENT will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

EACH PARTY AGREES that it will not raise or assert as a defense to any obligation under the Lease or this Agreement or make any claim that the Lease or this Agreement is invalid or unenforceable due to any failure of this document to comply with ministerial requirements including, but not limited to, requirements for corporate seals, attestations, witnesses, notarizations or other similar requirements, and each party waives the right to assert any such defense or make any claim of invalidity or unenforceability due to any of the failures described above.

Landlord and Tenant have executed this Agreement as of the date and year first above written and represent and warrant to each other that the individual signing this Agreement on its behalf possesses the requisite authority to sign this Agreement.

LANDLORD		TENANT

By:		By:
	Name:		Name:
	Title:		Title:

Exhibit F – Page 1 of 1

EXHIBIT G

TAX AND OPERATING COST RIDER

Tenant will pay in addition to the Fixed Basic Rent provided in this Lease, Additional Rent to cover Tenant’s Percentage of the increased cost to Landlord, for each of the categories enumerated in this Exhibit, over the “Base Period Costs” for these categories.

a.

Operating Cost Escalation -- If the Operating Costs incurred for the Real Property for any Lease Year or Partial Lease Year during the Term will be greater than the Base Operating Costs (reduced proportionately to correspond to the duration of periods less than a Lease Year), then Tenant will pay to Landlord, as Additional Rent, Tenant's Percentage of all such excess Operating Costs.  Operating Costs will include, by way of illustration and not of limitation: personal property taxes; management fees; labor, including all wages and salaries; social security and other taxes which may be levied against Landlord upon such wages and salaries; supplies; repairs and maintenance; maintenance and service contracts; painting; wall and window washing; tools and equipment (which are not required to be capitalized for federal income tax purposes); trash removal; lawn care; snow removal; fire casualty, property damage, liability and other insurance costs, together with any deductibles, utility costs including the cost of electric current which is supplied to the Building and Common Facilities electric and lighting, for the Building and Real Property, including any applicable fuel surcharges and sales or use taxes, incurred for water, sewer, Common Facilities electric and lighting and gas for the Building (not separately billed or metered within the Building) incurred by Landlord in connection with its operation of the Building and the Real Property and all other items properly constituting direct operating costs according to standard accounting practices (collectively referred to as the “Operating Costs” in this Lease); but not including depreciation of Building or equipment; interest; income or excess profits taxes; costs of maintaining the Landlord’s corporate existence; franchise taxes; any expenditures required to be capitalized for federal income tax purposes, unless said expenditures are for the purpose of reducing Operating Costs at the Real Property, or those which under generally applied real estate practice are expensed or regarded as deferred expenses or are required under any Legal Requirement, in which event the costs thereof shall be included.  Notwithstanding anything contained herein to the contrary, any additional costs incurred by Landlord during the Calendar Year by reason of Landlord or any of its vendors entering into new labor contracts or renewals or modifications of existing labor contracts will not be included in Base Operating Costs.  In addition, Tenant will pay Landlord Tenant’s Percentage of all costs and expenses incurred by Landlord in connection with complying with any “homeland security” requirements and such costs and expenses will not be included in Operating Costs.

In addition, the following shall not be included in Operating Costs: (i) taxes, (ii) debt service on mortgages, (ii) leasing commissions,(iv) the cost of electrical energy and other utilities furnished directly or indirectly to Tenant and other leasable areas of the Property, (v) the cost of tenant installations (and any redecorating or renovations) incurred in connection with preparing space for a new tenant or for a tenant renewing its lease and any other contribution by Landlord to the cost of tenant improvements, and costs for renovating or improving vacant or unleased rentable space in the Property, (vi) salaries of personnel above the grade of Senior Vice President of Property Management, (v) rent paid under Superior Leases, (vi) any expense for which Landlord is otherwise compensated through the proceeds of insurance or is otherwise compensated by any tenant (including Tenant) of the Property for services in excess of the services Landlord is obligated to furnish to Tenant hereunder, (vii) legal fees and any other expenses incurred in connection with any negotiation of, or disputes arising out of, any space lease in the Property, sales, financings and refinances (including any mortgage), and accounting and appraisal fees in connection with leasing, sales, financings or refinancings, (viii) Landlord's advertising and promotional costs for the Property, (ix) intentionally omitted (x) management fees in an amount in excess of a commercially reasonable management fee for comparable services in the same geographic area for comparable space, (xi) the cost of any work or service performed for any tenant of the Property (including Tenant), whether at the expense of Landlord or such tenant, to the extent that such work or service is in excess of the work or service that Landlord is required to furnish Tenant under this Lease at the expense of Landlord, (xii) damages and attorneys’ fees and disbursements and any other costs in connection with any proceeding, judgment, settlement or arbitration award resulting from any liability of Landlord and fines or penalties due to Landlord’s negligence or wrongful acts,  (xiii) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord, (xiv) any expenses which are not paid or incurred in respect of the Property but rather in respect of other real property owned by Landlord or an affiliate of Landlord, provided that with respect to any expenses attributable in part to the Property and in part to other real property, Operating Expenses shall include only such portion thereof as are apportioned by Landlord to the project on a fair and equitable basis, (xv) intentionally omitted, (xvi) expenses of treating, removing and disposing of any hazardous materials present in the Property and any expenses incurred in connection therewith (other than the costs of monitoring such hazardous materials, which shall be included in Operating Expenses), (xvii) costs incurred with respect to a sale or transfer of all or any portion of the Property or any interest therein, (xviii) lease takeover or take-back costs, (xix) the cost of installing, operating and maintaining any specialty facility such as a luncheon club, recreational club, child care or similar facility, auditorium, cafeteria, dining facility, broadcasting facility or conference center, (xx) costs incurred in connection with the acquisition or sale of air rights, transferable development rights, easements or other real property interests, (xxi) to the extent the same are separately metered, costs of electricity and overtime HVAC and condenser water or chilled water for supplemental systems furnished to the Premises or any other rentable space in the Building; costs of acquiring or replacing any separate electrical meters Landlord may provide to Building tenants,(xxii) the costs of acquiring, leasing, installing, maintaining, displaying, protecting, insuring, restoring or renewing works of art, (xxiii) amounts otherwise includable in Operating Expenses but reimbursed to Landlord directly by Tenant or other tenants (other than through Operating Expense reimbursements), (xxiv) the cost of any judgment, settlement or arbitration award resulting from any liability of Landlord (other than any liability for amounts otherwise includable in Operating Expenses) and expenses incurred in connection therewith, (xxv) any insurance costs in excess of those that are customary for first-class office buildings located in the same geographic area,

Exhibit G - Page 1 of 3

(xxvi) costs incurred by Landlord which result from Landlord’s or any other tenant’s breach of a lease, (xxvii) the cost of repairs or replacements or restorations by reason of fire or other casualty or condemnation, other than any "deductible" amounts under any policies of insurance, provided such deductibles are reasonable for a first-class office building located in the same geographic area or are otherwise required by any institutional mortgagee, (xxvii) costs and expenses incurred by Landlord in connection with any obligation of Landlord to indemnify any Building tenant pursuant to its lease or otherwise, (xxviii) any bad debt loss, rent loss or reserves for bad debts or rent loss, (xxix) all costs associated with Landlord’s voluntary political contributions, voluntary civic contributions or voluntary charitable contributions, (xxx) expenses of relocating or moving any tenants of the Building, (xxxi)intentionally omitted, (xxxii) the cost of any repairs made by Landlord to remedy damage to the extent caused by or resulting from the negligence of Landlord, its agents, contractors or employees,  and (xxxiii) the cost of works of art of the quality and nature of “fine art” rather than decorative art work customarily found in first-class office buildings in the same geographic area which are comparable to the Building.

If any repair, replacement or improvement within the definition of Operating Costs is capitalized under generally accepted accounting principles, then (A) the cost of any such repair, replacement or improvement shall only be included in Operating Costs if such repair, replacement or improvement (i) is necessary to comply with any governmental or quasi-governmental law, statute, ordinance, rule, order, requirements or regulation, which is enacted or promulgated after the date hereof, (ii) is reasonably intended to reduce Operating Costs or (iii) constitutes a repair, replacement or improvement which in Landlord's reasonable judgment is economically prudent to make in lieu of repairs, (B) the cost thereof shall be amortized over the lesser of ten (10) years or the useful life of such replacement or improvement, (C) the amount so amortized attributable to such repair, replacement or improvement shall be included in Operating Costs in each Lease Year for such portion of the amortization period which occurs during the Term, provided, however, that all amounts thereof included in Operating Costs in any Lease Year subsequent to the year paid shall have added thereto interest from the date Landlord incurred such cost.  For amortization purposes, applicable interest shall be two (2) percentage points in excess of the prime rate charged by JP Morgan Chase Bank, or its successor, at the time of expenditure.

b.	Intentionally Omitted.
c.

Tax Escalation -- If the Real Estate Taxes for the Real Property for any Lease Year or Partial Lease Year during the Lease Term will be greater than the Base Real Estate Taxes (reduced proportionately to correspond to the duration of periods less than a Lease Year), then Tenant will pay to Landlord as Additional Rent, Tenant’s Percentage of all such excess Real Estate Taxes.

As used in this Lease, “Real Estate Taxes” mean the property taxes and assessments imposed upon the Building and other portions of the Real Property, or upon the rent payable to the Landlord, including, but not limited to, real estate, city, county, village, school and transit taxes, or taxes, assessments, or charges levied, imposed or assessed against the Real Property by any taxing authority, whether general or specific, ordinary or extraordinary, foreseen or unforeseen.  If due to a future change in the method of taxation, any franchise, income or profit tax will be levied against Landlord in substitution for, or in lieu of, or in addition to, any tax which would otherwise constitute a Real Estate Tax, such franchise, income or profit tax will be deemed to be a Real Estate Tax for purposes of this Lease.

Landlord, will have the exclusive right, but not the obligation, to contest or appeal any Real Estate Tax assessment levied on all or any part of the Real Property.

c.

Lease Year -- As used in this Lease, Lease Year will mean a calendar year. Any portion of the Term which is less than a Lease Year, that is, from the Commencement Date through the following December 31, and from the last January 1 falling within the Term to the end of the Term, will be deemed a “Partial Lease Year”.  Any reference in this Lease to a Lease Year will, unless the context clearly indicates otherwise, be deemed to be a reference to a Partial Lease Year if the period in question involves a Partial Lease Year.

d.

Payment -- Prior to each Lease Year, Landlord will give Tenant an estimate of amounts payable under this Rider for such Lease Year or Partial Lease Year. By the first day of each month during such Lease Year or Partial Lease Year, Tenant will pay Landlord one-twelfth (1/12th) of the estimated amount.  If, however, the estimate is not given before such Lease Year or Partial Lease Year begins, Tenant will continue to pay by the first day of each month on the basis of last year’s estimate, if any, until the month after the new estimate is given.  As soon as practicable after each Lease Year or Partial Lease Year ends, Landlord will give Tenant a statement (the “Statement”) showing the actual amounts payable by Tenant under this Rider for such Lease Year.  If the Statement shows that the actual amount Tenant owes for such Lease Year or Partial Lease Year is less than the estimated amount paid by Tenant during such Lease Year or Partial Lease Year, Landlord, at its option, will either return the difference or credit the difference against the next succeeding payment(s) of Additional Rent.  If the Statement shows that the actual amount Tenant owes is more than the estimated Additional Rent paid by Tenant during such Lease Year or Partial Lease Year, Tenant will pay the difference within thirty (30) days after the Statement is delivered to Tenant.

e.

Books and Reports -- Landlord will maintain books of account which, provided that Tenant is not the in default under this Lease beyond the expiration of any applicable notice and cure period, will be open to Tenant and its representatives at all reasonable times so that Tenant can determine that such Operating Costs, Real Estate Taxes  and Building Electric have, in fact, been paid or incurred. Tenant's representatives will mean only (i) Tenant’s employees or (ii) a Certified Public Accounting firm, and neither Tenant’s employees nor any Certified Public Accounting firm will be permitted to perform such inspection and/or audit on a contingency basis or for any other tenant in the Building.  At Landlord’s request, Tenant and/or Tenant’s Certified Public Accounting firm will execute a confidentiality agreement reasonably acceptable to Landlord prior to any examination of Landlord’s books and records.  In the event Tenant disputes any one or more of

Exhibit G - Page 2 of 3

such charges, Tenant will attempt to resolve such dispute with Landlord, provided that if such dispute is not satisfactorily settled between Landlord and Tenant within thirty (30) days, then upon request of either party, the dispute will be referred to an independent certified public accountant to be mutually agreed upon to arbitrate the dispute, and if such an accountant cannot be agreed upon, the American Arbitration Association may be asked by either party to select an arbitrator, whose decision on the dispute will be final and binding upon both parties, who will jointly share any cost of such arbitration. Pending resolution of the dispute, the Tenant will pay to Landlord the sum so billed by Landlord, subject to its ultimate resolution as set forth above.  The arbitration mechanism set forth above shall be the sole process available to resolve such disputes.

f.

Right of Review -- Once Landlord will have finally determined the Operating Costs, Real Estate Taxes  or Building Electric at the expiration of a Lease Year, then as to the item so established, Tenant will only be entitled to dispute such charge for a period of six (6) months after such charge is billed to Tenant, and Tenant specifically waives any right to dispute any such charge any time after the expiration of said six (6) month period.

g.

Occupancy Adjustment -- If the Building is less than ninety-five percent (95%) occupied during the Calendar Year or during any Lease Year or Partial Lease Year subsequent to the Calendar Year, then the Operating Costs will be adjusted during the Calendar Year and the Operating Costs and Building Electric will be adjusted during any such Lease Year or Partial Lease Year so as to reflect ninety-five percent (95%) occupancy. The aforesaid adjustment will only be made with respect to those items that are in fact affected by variations in occupancy levels.

h.

The parties agree that Tenant’s Percentage, as defined in the Basic Lease Provisions, reflects and will be continually adjusted to reflect the ratio of the gross square feet of the area rented to Tenant (including an allocable share of all Common Facilities) [the numerator] as compared with the total number of gross square feet of the entire Building (or additional buildings that may be constructed within the Real Property) [the denominator] measured outside wall to outside wall, but excluding therefrom any storage areas.  Landlord shall have the right to make changes or revisions in the Common Facilities of the Building so as to provide additional leasing area. Landlord shall also have the right to construct additional buildings in the Real Property for such purposes as Landlord may deem appropriate, and subdivide the lands for that purpose if necessary, and upon so doing, the Real Property shall become the subdivided lot on which the Building in which the Premises is located.  However, if any service provided for in subparagraph a. is separately billed or separately metered within the Building, then the square footage so billed or metered shall be subtracted from the denominator and the Tenant’s proportionate share for such service and/or utility shall be separately computed, and the Base Period Costs for such item shall not include any charges attributable to said square footage.  Tenant understands that as a result of changes in the layout of the Common Facilities from time to time occurring due to, by way of example and not by way of limitation, the rearrangement of corridors, the aggregate of all Building tenant proportionate shares may be equal to, less than or greater than one hundred percent (100%).

− END –

Exhibit G - Page 3 of 3

EXHIBIT H

ELECTRICITY RIDER

ELECTRICITY:  The cost of electric current which is supplied by Landlord for use by Tenant in the Premises, other than for heating or air conditioning purposes, will be reimbursed to Landlord at the then effective Cost per Kilowatt Hour.

"Cost per Kilowatt Hour" shall mean the total cost for electricity service incurred by Landlord to service the Premises during a particular time period (including all applicable surcharges, demand, energy, losses, fuel adjustment and time of use charges (if any), taxes and other sums payable in respect thereof) divided by the total kilowatt hours purchased by Landlord during such period.

a.

From and after the Commencement Date, Tenant agrees to pay as Additional Rent an estimated electrical charge of $.15 per gross rentable square foot per month, payable on the first day of each and every month, until such time as an electrical survey can be performed pursuant to subparagraph b. below.

b.

Landlord will have an electrical engineering consultant make a survey of the electric power used in the Premises to determine Tenant’s average monthly electric consumption, and the costs of such survey will be borne by Tenant. The findings of the consultant will be conclusive and binding on Landlord and Tenant.  After Landlord’s consultant has submitted its report, Tenant will pay to Landlord, within thirty (30) days after demand therefor by Landlord, the amount (based on the average monthly consumption found by such consultant and applying the then effective Cost per Kilowatt Hour thereto) owing from the Commencement Date through and including the then current month, adjusted for the estimated electrical charges already paid, and thereafter, on the first day of every month, in advance, the cost of the electricity used in the Premises based on the amount set forth as the average monthly consumption in the report.  Such costs will constitute Additional Rent due under the Lease.  Proportionate sums will be payable for periods less than a full month.

c.

In the event that there will be an increase or decrease in the Cost per Kilowatt Hour, the Additional Rent payable for electricity will be adjusted equitably to reflect the increase or decrease in the then effective Cost per Kilowatt Hour.

d.

Tenant will notify Landlord immediately upon the introduction of any office equipment or lighting materially different from or in addition to that on the Premises as of Landlord’s electrical survey.  The introduction of any new or materially different equipment or lighting will, at Landlord’s election, be cause for a resurveying of the Premises at Tenant’s expense.  Landlord reserves the right to inspect the Premises to insure compliance with this provision.

e.

Landlord will not be liable in any way to Tenant for any loss, damage or expense which Tenant may sustain or incur as a result of any failure, defect or change in the quantity or character of electrical energy available for redistribution to the Premises pursuant to this Exhibit H, nor for any interruption in the supply, and Tenant agrees that such supply may be interrupted for inspections, repairs and replacements and in emergencies.  In no event will Landlord be liable for any business interruption suffered by Tenant.

f.	Landlord, at Tenant’s expense, will furnish and install all replacement lighting tubes, lamps, ballasts, starters and bulbs required in the Premises.
g.

Tenant’s use of electrical service in excess of Building Hours will, at Landlord’s election, be cause for a resurveying of the Premises at Tenant’s expense, but in no event no more than two (2) times during the Term.

− END –

Exhibit H - Page 1 of 1

EXHIBIT I

SAMPLE FORM – LETTER OF CREDIT

[DATE]

TO:

[Name of Beneficiary]

[Address]

Re:Irrevocable Letter of Credit

Gentlemen:

By order of our client, _________________________, we hereby establish our irrevocable Letter of Credit No. ______ in your favor for a sum or sums not to exceed $__________________- (_________________U.S. Dollars) in the aggregate, effective immediately.

This Letter of Credit shall be payable in immediately available funds in U.S. Dollars.  Funds under this credit are payable to you upon your presentation to us of a sight draft drawn on us in the form annexed hereto.  All drafts must be marked: “Drawn under Letter of Credit No. ____ of [Name of Issuing Bank].

This Letter of Credit shall expire twelve (12) months from the date hereof; but is automatically extendable, so that this Letter of Credit shall be deemed automatically extended, from time to time, without amendment, for one year from the expiration date hereof and from each and every future expiration date, unless at least sixty (60) days prior to any expiration date we shall notify you by registered mail that we elect not to consider this Letter of Credit renewed for any such additional period.  The final expiration date hereof shall be no earlier than [fill in suitable date after expiration of lease].

This Letter of Credit is transferable and may be transferred one or more times.  However, no transfer shall be effective unless advice of such transfer is received by us in our standard form. Our client, _________________________, shall be solely responsible for any transfer fees imposed by the Bank.

Partial drawings are permitted.

We hereby agree to honor each draft drawn under and in compliance with this Letter of Credit, if duly presented at our offices at ___________________________or at any other of our offices.

This Letter of Credit is subject to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590.

[Name of Bank]

By:

[Annex Bank’s Form of Sight Draft]

Exhibit I - Page 1 of 1